Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

MERCURY COMPUTER SYSTEMS, INC.,

LNX CORPORATION,

THE HOLDERS OF SECURITIES OF LNX CORPORATION

LISTED ON SCHEDULE I HERETO

AND

THE SELLERS’ REPRESENTATIVE NAMED HEREIN

Dated as of January 12, 2011

i

(continued)

(continued)

(continued)

EXHIBITS

EXHIBIT
A-1	Services Business Transfer Agreement
A-2	Transition Services Agreement
B	Form of Consulting Agreement with Lamberto Raffaelli
C	Form of Escrow Agreement
D	Phantom Plan Payment Agreement
E	Form of FIRPTA Certificate

ANNEXES

ANNEX
I	List of Shareholders and Phantom Plan Participants and Pay-Outs
II	Net Working Capital Calculation Schedule
III	Closing Date Debt Schedule
IV	Funding Schedule
V	Sellers Subject to Non-Compete

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of January 12, 2011 by and among MERCURY COMPUTER SYSTEMS, INC., a Massachusetts corporation (“Buyer”), LNX CORPORATION, a Massachusetts corporation (the “Company”), each of the holders of outstanding shares of capital stock of the Company listed on Annex I-A hereto (referred to as the “Shareholders” or the “Sellers”), and Lamberto Raffaelli, in his capacity as the Sellers’ Representative.

RECITALS

WHEREAS, the Company is engaged in (i) the design and manufacturing of radio-frequency and digital products, microwave and millimeter wave components and integrated assemblies, for both military and commercial applications (the “Design & Manufacturing Business”) and (ii) through its Solynx division, the provision of global procurement services (the “Services Business”);

WHEREAS, prior to the Closing (as defined below), the Company will contribute all of its assets and liabilities primarily associated with its Services Business to Solynx Corporation, a Massachusetts corporation (the “New Services Entity”) (such contribution, the “Services Business Transfer”), pursuant to the agreement attached hereto as Exhibit A-1 (the “Services Business Transfer Agreement”) and the Transition Services Agreement in the form of Exhibit A-2 hereto (the “Transition Services Agreement”). In consideration of the contribution of such assets and liabilities to the New Services Entity, the New Services Entity shall issue 100% of its equity interests to the Company and the Company shall distribute such equity interests pro rata to the Shareholders. Following the completion of the Services Business Transfer, only the assets and liabilities relating to the Design & Manufacturing business shall remain with the Company at the Closing;

WHEREAS, the Shareholders own all of the outstanding shares of Common Stock, par value $0.01 per share, of the Company (such common stock being referred to herein as the “Common Stock” and such outstanding common shares being referred to herein as the “Shares”);

WHEREAS, shortly before the execution and delivery of this Agreement the Shareholders listed on Annex I-A hereto as “Former Optionholders” (and in such capacity, referred to herein as the “Former Optionholders”) exercised all their outstanding options to acquire Common Stock (the “Options”) and acquired shares of Common Stock;

WHEREAS, after the exercise of the Options as described above, the Shares constitute all of the outstanding Equity Interests (as defined below) in the Company;

WHEREAS, Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to Buyer, at the Closing all of the Shares upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, contemporaneously with the Closing, the Buyer shall enter into a consulting agreement with Lamberto Raffaelli (the “Consulting Agreement”) substantially in the form attached hereto as Exhibit B and shall enter into an Escrow Agreement with Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”), and the Sellers’ Representative substantially in the form of Exhibit C hereto (the “Escrow Agreement”); and

WHEREAS, in order to provide for the payments that will become due under the Phantom Equity Plans (as defined in Article II below), shortly before the execution and delivery of this Agreement the Company and the persons identified in Annex I-B hereto (the “Phantom Plan Participants”) entered into the Phantom Plan Payment Agreement in the form of Exhibit D hereto (the “Phantom Plan Payment Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1. Definitions.

(a) In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:

“1933 Act” means the Securities Act of 1933.

“Accounting Principles” means GAAP as in effect on the Most Recent Balance Sheet Date and, to the extent in accordance with GAAP as in effect on such date, applied on a basis consistent with the Financials.

“Action” means any claim, action, cause of action, suit, litigation, arbitration, investigation, opposition, interference, audit, assessment, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of the foregoing, (a) a Person shall be deemed to control a specified Person if such Person (or a Family Member of such Person) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person or (b) if such other Person is at such time a direct or indirect beneficial holder of at least 10% of any class of the Equity Interests of such specified Person.

“Ancillary Agreements” means the Services Business Transfer Agreement, the Transition Services Agreement, the Consulting Agreement, the Escrow Agreement, the Phantom Plan Payment Agreement and any certificates to be delivered pursuant to Sections 7.4(a) and (b).

“Applicable Indemnity Percentage” means, (i) for any Shareholder or Phantom Plan Participant, in case of any claims for indemnification by the Buyer pursuant to Section 9.1(a)(i), (ii), (v), (vi) or (vii) or Article X for which sufficient funds are available (and not subject to another pending claim) pursuant to the Escrow Agreement, the percentage set forth for such Shareholder or Phantom Plan Participant on Annex I hereto and (ii) for any Shareholder, in case of any claim for indemnification by the Buyer pursuant to Section 9.1(a)(i), (ii), (v), (vi) or (vii) or Article X for which (or to the extent that) sufficient funds are not available (and not subject to another pending claim) pursuant to the Escrow Agreement, the percentage set forth for such Shareholder on Annex I hereto.

“Business” means the businesses conducted by the Company as of the date hereof, comprised of the Design & Manufacturing Business and the Services Business.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in Boston, Massachusetts are authorized or required to be closed.

“Change of Control Payment” means (a) any bonus, severance or other payment or other form of Compensation that is created, accelerated, accrues or becomes payable by the Company to any present or former director, stockholder, employee or consultant thereof, including pursuant to any employment agreement, benefit plan or any other Contractual Obligation, including any Taxes payable on or triggered by any such payment (other than payments in respect of the Securities under or as described in Article II of this Agreement) and (b) without duplication of any other amounts included within the definition of Seller Transaction Expenses, any other payment, expense or fee that accrues or becomes payable by the Company to any Governmental Authority, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals from any Governmental Authority, in the case of each of (a) and (b), as a result of, or in connection with, the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Contemplated Transactions. Change of Control Payments shall include without limitation all payments pursuant to the Company’s cash incentive plan and all other Company phantom equity plans or agreements.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Debt Amount” means the amount of Debt of the Company as of the Closing Date as set forth on the Closing Date Debt Schedule attached hereto as Annex III. The Closing Debt Amount will not include Debt associated with the car leases and car loans described in Section 3.8 of the Company Disclosure Schedule.

“Code” means the U.S. Internal Revenue Code of 1986.

“Combined Percentage” means, for any Seller or Phantom Plan Participant, the applicable percentage set forth on Annex I-A or Annex I-B as applicable.

“Combined Purchase Price” means the Purchase Price and the corresponding amount to be paid pursuant to Section 2(b) of the Phantom Plan Payment Agreement (prior to any withholding).

“Company Disclosure Schedule” means the separate set of schedules relating to this Agreement and prepared by the Company and delivered by the Company and the Sellers’ Representative to the Buyer immediately prior to the execution and delivery of this Agreement.

“Company Intellectual Property Rights” means all Licensed Intellectual Property Rights and Owned Intellectual Property Rights.

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean that one or more of Lamberto Raffaelli, Anne Daniels, Steven Hurwitz, William Tufts, Paul Monte, Michael Groden, Frederick Schindler, Philip Beucler, Arthur Humason, Lawrence LaPlante, Jan Conant and Doris Parr has actual knowledge of the fact or other matter at issue.

“Company Products” means any products being sold, manufactured or developed, and any services being provided, by the Company in connection with and/or related to the Design & Manufacturing Business as currently conducted.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Equity Interests), made directly or indirectly by the Company to or for the benefit of such Person or any Family Member of such Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the purchase and sale of the Shares and the other transactions described in the recitals to this Agreement, (b) the execution, delivery and performance of the Ancillary Agreements, and (c) the payment of fees and expenses relating to such transactions.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Debt” means, with respect to any Person, and without duplication, all Liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar Contractual Obligations, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) for the capitalized liability under all capital leases of such Person (determined in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements, and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Earnout Payments” means payments the Buyer is required to make to the Sellers and Phantom Plan Participants pursuant to Sections 2.7 and the Phantom Plan Payment Agreement.

“Earn-Out Period 1” means the period from January 1, 2011 to December 31, 2011.

“Earn-Out Period 2” means the period from January 1, 2012 to December 31, 2012.

“ELT” means Elettronica S.p.A.

“Employee Plan” means any plan, program, policy, arrangement or Contractual Obligation, whether formal or informal, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, severance, welfare-benefit, reimbursement, bonus, profit-sharing, incentive or fringe-benefit plan, program or arrangement.

“Encumbrance” means any lien, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, and any other like encumbrance, further including, with respect to any security or Equity Interest, any claim, community or other marital property interest, equitable or ownership interest, or other restrictions governing the voting, transfer, receipt of income or exercise of any other attribute of ownership (other than any restriction on the transfer of such security or Equity Interest arising solely under federal and state securities laws). “Encumbered” means subject to any Encumbrance.

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Escrowed Amount” means $6,200,000.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“Family Member” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian. Notwithstanding the foregoing, for purposes of the term “Affiliate” as used in Section 6.4, “Family Member” with respect to any Person means (a) such Person’s spouse and (b) any Person residing in such Person’s household.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational governmental organization or authority, or any other governmental authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor

(other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other Liabilities of such partnership or venture.

“Hazardous Substance” means any pollutant, petroleum, or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste.

“Indemnified Person” means, with respect to any Indemnity Claim, each Buyer Indemnified Person or Seller Indemnified Person asserting the Indemnity Claim (or on whose behalf the Indemnity Claim is asserted) under Section 9.1 or 9.2, as the case may be (it being understood that, as contemplated by Section 11.4, the Sellers’ Representative will be the sole and exclusive agent, representative and attorney-in-fact for each of the Sellers for all purposes of asserting Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof and controlling and otherwise making all decisions in connection with each Indemnity Claim brought on behalf of any Sellers under Section 9.2 (other than in respect of Section 6.8), and the term “Indemnified Person” shall mean the Sellers’ Representative to the extent that it is acting in such capacity on behalf of any Sellers).

“Indemnifying Party” means, with respect to any Indemnity Claim, the party or parties against whom such Indemnity Claim has been asserted (it being understood that, without in any way limiting the Sellers’ payment and other obligations under any Contractual Obligation or Governmental Order arising out of, relating to, or resulting from any Indemnity Claim, as contemplated by Section 11.4, the Sellers’ Representative will be the sole and exclusive agent, representative and attorney-in-fact for each of the Sellers for all purposes of responding to and defending Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof, controlling and otherwise making all decisions on behalf of each of the Sellers in connection with each Indemnity Claim brought against any of the Sellers, and the term “Indemnifying Party” shall mean the Sellers’ Representative when it is acting in such capacity on behalf of any or all of the Sellers).

“Indemnity Claim” means a claim for indemnity under Section 9.1 or 9.2, as the case may be.

“Intellectual Property Rights” means any or all statutory and/or common rights of every kind and nature throughout the world, in, arising out of, or associated with:

(a) patents, utility models and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and patentable inventions;

(b) copyrights, works of authorship, including computer programs, source code and executable code, whether embodied in software, firmware, documentation, designs, files, records, schematics, layouts, or data, and mask works, rights of privacy and publicity, moral rights, database rights provided by law, and all other proprietary rights;

(c) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill associated therewith;

(d) domain names, web addresses and uniform resource locators (URLs);

(e) confidential information, trade secrets, and, to the extent confidential discoveries, innovations, know-how, proprietary information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), including improvements, modifications, works in process, derivatives, or changes, to any of the foregoing;

(f) any other intellectual property or similar corresponding or equivalent rights to any of the foregoing anywhere in the world; and

(g) any and all registrations and applications relating to any of the foregoing.

“Legal Requirement” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Licensed Intellectual Property Rights” means Intellectual Property Rights licensed to the Company which are used in and/or necessary for the conduct of the Design & Manufacturing Business as currently conducted.

“Material Adverse Effect” means a material adverse effect on the assets, properties, financial condition, business or results of operations of the Company; provided, however, that in no event shall any of the following be taken into account in the determination of whether a Material Adverse Effect has occurred: (a) any change in any Legal Requirement or GAAP; and (b) any change resulting from conditions affecting any of the industries in which the Company operates or from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any hostilities, war or military or terrorist attack) but only to the extent such change does not adversely affect the Company more than other companies in its industry.

“Net Working Capital” means the remainder of (a) the current assets of the Company reflected in the line items included in the Net Working Capital Calculation Schedule minus (b) the current liabilities of the Company reflected in the line items included in the Net Working Capital Calculation Schedule, in each case, calculated as of the close of business on the day immediately preceding the Closing Date in accordance with the Accounting Principles and excluding all Services Business Assets and Services Business Liabilities that are transferred to the New Services Entity pursuant to the Services Business Transfer Agreement; provided, that (i) Net Working Capital shall not take into account (x) any cash received upon exercise of the Options, (y) any amounts in respect of deferred Tax assets or liabilities, the current portions of any amounts reflected in the Closing Debt Amount or any accrued liabilities that constitute Seller Transaction Expenses that are paid by the Buyer at Closing pursuant to Section 2.4 or (z) any obligation with respect to withholding Taxes and similar amounts referred to in the last paragraph of Section 2.4(a), to the extent such amounts are withheld from payments made at the Closing, and any related cash held by the Company as a result of such withholding; (ii) unless otherwise agreed by the Sellers’ Representative and the Buyer, all of the reserves used to determine Net Working Capital (whether or not in compliance with GAAP) will be at the levels specified in the Most Recent Balance Sheet; and (iii) no purchase accounting adjustments in respect of the Contemplated Transactions shall be included.

“Net Working Capital Adjustment Amount” means the difference between (a) Net Working Capital and (b) the Net Working Capital Target.

“Net Working Capital Calculation Schedule” means the calculation of Net Working Capital attached as Annex II hereto.

“Net Working Capital Target” means $3,554,278.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital and the making of capital expenditures) and that is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Intellectual Property Rights” means Intellectual Property Rights owned by or exclusively licensed to the Company which are used in and/or necessary for the conduct of the Design & Manufacturing Business as currently conducted.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business the existence of which would not constitute an event of default under, or breach of, a Real Property Lease and the Liabilities of the Company in respect of which are not overdue or otherwise in default, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (d) covenants, conditions, restrictions, easements, encumbrances and other similar matters affecting title to but not adversely affecting the value of, or the current occupancy or use of the Owned Real Property or other property in any material respect and (e) liens to secure landlords, lessors or renters under leases or rental agreements (to the extent the applicable Company is not in default under such lease or rental agreement).

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Phantom Equity Plan Payouts” means the total amounts to be paid out under the Phantom Plan Payment Agreement.

“Phantom Equity Plans” means the 2007 Special Cash Incentives Plan, as amended to date, and any award agreements issued thereunder and the other phantom equity agreements identified on Section 3.5 of the Company Disclosure Schedule.

“Post-Closing Tax Period” means a taxable period beginning after the Closing Date, or the portion of a Straddle Period beginning after the Closing Date.

“Publicly Available Software” means each of: (a) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models; and (b) any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

“Receiver” means the receiver designed by the Company for the JCREW 3.3 program in the form in existence on the Closing Date plus any modifications to or derivative products of such receiver made prior to December 31, 2012.

“Receiver Revenue” means with respect to any period all revenue recognized by the Company, the Buyer or any of its Affiliates with respect to such period from the sale, licensing or other disposition of the Receiver, calculated in accordance with the Specified Accounting Principles. For the avoidance of doubt, Receiver Revenue shall not include non-recurring engineering fees paid by a customer or customer-funded design service and development efforts.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Seller Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions or in connection with or in anticipation of any alternative transactions considered by the Company to the extent such costs, fees and expenses are payable or reimbursable by the Company, including, (i) all brokerage fees, commissions, finders’ fees or financial advisory fees, (ii) the fees and expenses of Choate Hall & Stewart LLP and Sullivan Bille PC and all other fees and expenses of legal counsel, accountants, consultants, valuation firms and other experts and advisors so incurred, (iii) all Change of Control Payments and all accrued but unpaid bonus payments to Company employees (including without limitation the bonus payments to be made pursuant to Section 7.1(b), other than payments to be made pursuant to the terms of the Phantom Plan Payment Agreement), and (iv) the cost of any D&O coverage obtained pursuant to Section 6.8. Seller Transaction Expenses will not include the fees of the Escrow Agent pursuant to the Escrow Agreement.

“Services Business Assets” means all assets transferred to the New Services Entity pursuant to the Services Business Transfer Agreement.

“Services Business Liabilities” means all liabilities of any nature assumed by the New Services Entity pursuant to the Services Business Transfer Agreement.

“Specified Accounting Principles” means GAAP applied on a basis consistent with Buyer’s financial statements included in its periodic reports filed under the Securities Exchange Act of 1934.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries,

(a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the Board of Directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign taxes, charges, fees, levies or other assessments, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind payable to any Governmental Authority in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by Contractual Obligation or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the regulations promulgated under the Code.

(b) In addition to the defined terms in paragraph (a) above, the following terms are defined elsewhere in this Agreement:

Term	Section
Accounting Firm	2.6(e)
Agreement	Preamble
Assets	3.9(a)
Base Purchase Price	2.2(a)
Buyer	Preamble
Buyer Indemnified Person	9.1(a)
Claims	6.9
Closing	2.3
Combined Earnout Period	2.7(d)
Common Stock	Recitals
Company	Preamble
Company Plan	3.14(a)
Company Registrations	3.11(c)
Company Stock Plans	2.5
Consulting Agreement	Recitals
Current Liability Policies	3.21

Term	Section
Design & Manufacturing Business	Recitals
Earnout Dispute Notice	2.7(e)
Earnout Period 1 Revenue Payment	2.7(b)
Earnout Period 2 Revenue Payment	2.7(c)
Earnout Statement	2.7(a)
ERISA Affiliate	3.14(a)
Escrow Agent	Recitals
Escrow Agreement	Recitals
Estimated Closing Balance Sheet	2.6(a)
Estimated Closing Statement	2.6(a)
Estimated Purchase Price	2.6(b)
Final Closing Balance Sheet	2.6(e)
Final Closing Statement	2.6(e)
Financials	3.6(a)(ii)
Former Option Holders	Recitals
Funding Schedule	2.4(a)
Inbound IP Contracts	3.11(d)
Indemnified Parties	6.8
IP Contracts	3.11(d)
Large WC Shortfall Adjustment	2.6(f)
Leased Real Property	3.10(a)
Liability Policies	3.21
Losses	9.1(a)
Material Company Contract	3.16(b)
Most Recent Balance Sheet	3.6(a)(ii)
Most Recent Balance Sheet Date	3.6(a)(ii)
New Services Entity	Recitals
Options	Recitals
Outbound IP Contracts	3.11(d)
Owned Real Property	3.10(a)
Phantom Plan Payment Agreement	Recitals
Phantom Plan Participants	Recitals
Pre-Closing Tax Period	10.1
Proposed Final Closing Balance Sheet	2.6(c)
Proposed Final Closing Statement	2.6(c)
Purchase Price	2.2(a)
Qualified Plan	3.14(c)
Real Property	3.10(a)
Real Property Leases	3.10(a)
Registered Agent	11.9(d)
Release Date	9.9
Reviewed Financials	3.6(a)(i)
Scheduled Intellectual Property Rights	3.11(c)
Seller Indemnified Person	9.2
Sellers	Preamble

Term	Section
Sellers’ Representative	11.4(a)
Services Business	Recitals
Services Business Transfer	Recitals
Services Business Transfer Agreement	Recitals
Shareholders	Preamble
Shares	Recitals
Standard Cap	9.1(b)(iii)
Stockholders Agreement	6.10(a)
Straddle Period	10.2
Tax Contest Claims	10.6
Third Party Claim	9.4(a)
Transition Services Agreement	Recitals
Working Capital Dispute Notice	2.6(d)

Section 1.2. Certain Matters of Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.

(c) Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section, Exhibit, Annex or Schedule means a Section of, or Exhibit, Annex or Schedule to this Agreement, unless another agreement is specified, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the word “including” means including without limitation, (v) any reference to “$” or “dollars” means United States dollars and (vi) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.

(d) The inclusion of an item on any Schedule hereto is not evidence of the materiality of such item for purposes of this Agreement or otherwise, or that such item is a disclosure required under this Agreement. No disclosure in any Schedule relating to any possible breach or violation of any agreement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

(e) Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

(f) Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES;

TREATMENT OF OPTIONS; CLOSING

Section 2.1. Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each of the Sellers shall, severally and not jointly, sell, transfer and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase from each of such Sellers, all of the outstanding Shares held by such Sellers as listed on Annex I.

Section 2.2. Purchase Price. (a) The aggregate consideration for the purchase and sale of the Shares at Closing will be equal to an amount in cash (such aggregate consideration, the “Purchase Price”) calculated as follows:

(i) $31,000,000 U.S. dollars (the “Base Purchase Price”);

(ii) less the Closing Debt Amount;

(iii) less the amount of any Seller Transaction Expenses not otherwise paid prior to the Closing Date or taken into account in the calculation of Net Working Capital;

(iv) less the payments to be made at Closing to the Phantom Plan Participants pursuant to the Phantom Plan Payment Agreement (including any related withholding pursuant to Section 2.4 and the Phantom Plan Payment Agreement);

(v) plus the total cash payments (including checks) received on the date of this Agreement in connection with the exercise of the Options;

(vi) plus the Net Working Capital Adjustment Amount (if Net Working Capital is greater than the Net Working Capital Target);

or

less the Net Working Capital Adjustment Amount (if Net Working Capital is less than the Net Working Capital Target).

The Purchase Price shall be subject to adjustment in accordance with Sections 2.6 and 2.7 and Article IX.

(b) The Purchase Price shall be paid as follows: (i) an amount equal to the Escrowed Amount will be deposited with the Escrow Agent to be held pursuant to the Escrow Agreement and (ii) the remaining Purchase Price will be paid to the Sellers, pro rata based on the number of shares held by each as set forth on Annex I-A.

Section 2.3. The Closing. The purchase and sale of the Shares (the “Closing”) shall take place on the date hereof at the offices of Bingham McCutchen LLP, One Federal Street, Boston MA 02110, immediately after the completion of the Services Business Transfer pursuant to the Services Business Transfer Agreement, subject to the satisfaction or waiver of each of the conditions set forth in Articles VII and VIII hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by the parties hereto (with the Sellers’ Representative acting for all the Sellers).

Section 2.4. Closing Deliveries and Payments.

(a) Buyer Closing Deliveries and Payments. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer shall deliver or cause to be delivered at the Closing the payments set forth in Annex IV hereto (the “Funding Schedule”), including:

•	the Escrowed Amount to be deposited with the Escrow Agent pursuant to Section 2.2(b);

•	the portion of the Purchase Price to be paid to each Shareholder pursuant to Section 2.2;

•	the Closing Debt Amount referenced in Section 2.2(a)(ii);

•	the Seller Transaction Expenses to be paid by the Buyer at Closing; and

•	the payments to be made to the Phantom Plan Participants at Closing pursuant to the Phantom Plan Payment Agreement.

All payments to be made to the Sellers as provided above will be made to the Sellers by wire transfer pursuant to the wire instructions previously delivered by the Sellers to the Buyer. The Buyer and the Company will be entitled to deduct and withhold from any amounts payable under this Agreement any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld in connection with payments to be made under this Agreement and in connection with any withholding obligations arising in connection with the Services Business Transfer and related distribution of the equity of the New Services Entity to the Shareholders. To the extent that any such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b) Sellers’ Closing Deliveries. Upon the terms and subject to the conditions set forth in this Agreement, each Seller shall deliver or cause to be delivered at the Closing to Buyer, with respect to all Shares to be purchased and sold by such Seller hereunder, certificates representing all of such Shares, duly endorsed (or accompanied by duly executed transfer powers) and in proper form for transfer to Buyer, and with all required tax transfer stamps attached.

Section 2.5. Treatment of Options.

On or prior to the Closing Date, the Board of Directors of the Company (or an authorized committee thereof) shall take any actions necessary to ensure that the Company’s stock option plans, programs and arrangements set forth on Section 2.5 of the Company Disclosure Schedule (collectively, the “Company Stock Plans”) terminate at Closing, the provisions in any other plan or agreement providing for the issuance, transfer or grant of any Equity Interests of the Company shall terminate at Closing, and no holder of an Option or any participant in any Company Stock Plan or other plan or any party to a Contractual Obligation with the Company shall have any right thereunder to acquire any Equity Interests of the Company.

Section 2.6. Working Capital Adjustment.

(a) Estimated Closing Balance Sheet and Estimated Closing Statement. The Company has prepared in good faith and provided to the Buyer at least three Business Days prior to the Closing Date an estimated pro forma consolidated balance sheet of the Company (giving effect to the Services Business Transfer) as of the close of business on the day immediately preceding the Closing Date (as the same may be adjusted in response to any comments of the Buyer and its Representatives provided prior to the Closing, the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its good faith estimates of the Closing Debt Amount and Net Working Capital, each as derived from the Estimated Closing Balance Sheet, and the Seller Transaction Expenses (as the same may be adjusted in response to any comments of the Buyer and its Representatives provided prior to the Closing, the “Estimated Closing Statement”). The Estimated Closing Balance Sheet and the Company’s good faith estimate of Net Working Capital contained in the Estimated Closing Statement are required to be prepared in accordance with the Accounting Principles and the definition of Net Working Capital. Following the delivery of the Estimated Closing Balance Sheet and the Estimated Closing Statement, the Company shall provide the Buyer and its Representatives reasonable access to the work papers and other books and records of the Company for purposes of assisting the Buyer and its Representatives in their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement. Prior to Closing, the parties shall cooperate in good faith to answer any questions and resolve any issues raised by the Buyer and its Representatives in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement.

(b) Estimated Purchase Price. The Purchase Price payable at Closing under Section 2.2 (the “Estimated Purchase Price”) and payments under Section 2.4 shall be calculated using the estimated Closing Debt Amount, estimated Seller Transaction Expenses and estimated Net Working Capital set forth on the Estimated Closing Statement.

(c) Proposed Final Closing Balance Sheet and Proposed Final Closing Statement. As promptly as possible and in any event within sixty (60) calendar days after the Closing Date, the Company shall prepare or cause to be prepared, and will provide to the Sellers’ Representative, a consolidated balance sheet of the Company (giving effect to the Services Business Transfer) as of the close of business on the day immediately preceding the Closing Date (the “Proposed Final Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its proposed final determination of the Closing Debt Amount, the Seller Transaction Expenses and Net Working Capital (the “Proposed Final Closing Statement”). The Proposed Final Closing Balance Sheet and the determination of Net Working Capital reflected on the Proposed Final Closing Statement will be prepared in accordance with the Accounting Principles and the definition of Net Working Capital. The Sellers’ Representative and its Representatives shall have reasonable access to the Company’s and the Buyer’s Representatives and to the work papers and other books and records of the Company for purposes of assisting the Sellers’ Representative and its Representatives in their review of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement.

(d) Dispute Notice. The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement (and the proposed final determinations of the Closing Debt Amount, the Seller Transaction Expenses and Net Working Capital reflected thereon) will be final, conclusive and binding on the parties unless the Sellers’ Representative provides a written notice (a “Working Capital Dispute Notice”) to Buyer no later than the twentieth (20th) Business Day after the delivery to the Sellers’ Representative of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement. The Seller’s Representative shall not be entitled to issue a Working Capital Dispute Notice or otherwise dispute any item set forth in the Proposed Final Closing Balance Sheet or proposed Final Closing Statement except on the grounds that such matter was not prepared on the basis set forth in paragraph (c) above (including the definition of Net Working Capital and the Net Working Capital Calculation Schedule) or contains mathematical errors. Any Working Capital Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Balance Sheet or the Proposed Final Closing Statement which the Sellers’ Representative believes has not been prepared in accordance with paragraph (c) above (including the definition of Net Working Capital and the Net Working Capital Calculation Schedule) and, to the extent known, the correct amount of such item and (ii) the Sellers’ Representative’s alternative calculation of the Closing Debt Amount, the Seller Transaction Expenses or Net Working Capital, as the case may be. Any item or amount to which no dispute is raised in the Working Capital Dispute Notice will be final, conclusive and binding on the parties on such twentieth (20th) Business Day.

(e) Resolution of Disputes. Buyer and the Sellers’ Representative will attempt to promptly resolve the matters raised in any Working Capital Dispute Notice in good faith. Beginning ten (10) Business Days after delivery of any Working Capital Dispute Notice pursuant to Section 2.6(d), either Buyer or the Sellers’ Representative may provide written notice to the other that it elects to submit the disputed items to Ernst & Young LLP’s Boston office (the “Accounting Firm”). The Accounting Firm will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent the Accounting Firm agrees to comply with these rules, review only those unresolved items and amounts specifically set forth and objected to in the Working Capital Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. The Accounting Firm shall be instructed in writing by the Buyer and Seller’s Representative that the Accounting Firm must accept the Proposed Final Balance Sheet and Proposed Final Closing Statement except to the extent that any item was not calculated in accordance with paragraph (c) above (including the definition of Net Working Capital and the Net Working Capital Calculation Schedule) or reflects mathematical errors. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision. In no event shall the decision of the Accounting Firm (i) provide for a calculation of Net Working Capital that is less than the calculation thereof shown in the Proposed Final Closing Statement or greater than the Sellers’ Representatives’ alternative calculation thereof shown in the Working Capital Dispute Notice or (ii) provide for a determination of any item of Debt reflected in the Closing Debt Amount or any Seller Transaction Expense that is greater in amount than the amount thereof shown in the Proposed Final Closing Statement or less in amount than the Sellers’ Representatives’ alternative calculation thereof shown in the Working Capital Dispute Notice. The fees and expenses of the Accounting Firm shall be borne by the non-prevailing party (as determined by the Accounting Firm) or if the Accounting Firm determines that neither party could be fairly found to be the prevailing party or makes no determination of any nature on who is the prevailing party, then such fees and expenses shall be borne 50% by the Sellers and 50% by the Buyer. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the parties. As used herein, the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the parties and the decision of the Accounting Firm, in each case, pursuant to this Section 2.6, are referred to herein as the “Final Closing Balance Sheet” and the “Final Closing Statement”, respectively. Each of the Seller’s Representatives and the Buyer agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(f) Working Capital Adjustment. If any of the Net Working Capital, the Closing Debt Amount or the Seller Transaction Expenses (as finally determined pursuant to this Section 2.6 and as set forth in the Final Closing Balance Sheet and the Final Closing Statement) differs from the estimated amounts thereof set forth in the Estimated Closing Statement, the Combined Purchase Price shall be recalculated using such final figures in lieu of such estimated figures, and (i) the Buyer shall pay to each Seller and, as provided in the Phantom Plan Payment Agreement, to each Phantom Plan Participant, by wire transfer of immediately available funds its Combined Percentage of the amount, if any, by which such re-calculated final Combined Purchase Price exceeds the estimated Combined Purchase Price paid at Closing in accordance with Sections 2.4(a) and 2.6(b) and the Phantom Plan Payment Agreement or (ii) the amount, if any, by which such estimated Combined Purchase Price paid at Closing in accordance with Sections 2.4(a) and 2.6(b) and the Phantom Plan Payment Agreement exceeds such re-calculated final Combined Purchase Price shall be taken out of the Escrowed Amount by the Buyer; provided, that if such excess amount is greater than 25% of the Escrowed Amount (a “Large WC Shortfall Adjustment”), (i) each Seller will transfer to the Escrow Agent an amount equal to such Seller’s Combined Percentage of such excess amount by wire transfer in immediately available funds and (ii) pursuant to the Phantom Plan Payment Agreement each Phantom Plan Participant will transfer to the Escrow Agent a portion of their payments already received in an amount equal to such Phantom Plan Participant’s Combined Percentage of such excess amount, and in each case the Escrow Agent will hold these amounts pursuant to the Escrow Agreement. Any portion of the Accounting Firm’s fees and any expenses payable hereunder by the Sellers shall be paid out of the Escrowed Amount.

(g) Payments. Any payment due pursuant to Section 2.6(f) shall be made within seven (7) Business Days after the final amount thereof has been determined in accordance with this Section 2.6. In order to effect the foregoing, within two (2) Business Days after the final determination of the amount of any adjustment pursuant to this Section 2.6, the Sellers’ Representative and the Buyer agree to provide written instructions to the Escrow Agent in accordance with the Escrow Agreement effecting such release. These joint written instructions will instruct the Escrow Agent that it is to release an amount equal to 25% of the Escrowed Amount to the Sellers and Phantom Plan Participants (subject to any withholding requirements), less any amount to be paid to the Buyer pursuant to this Section 2.6. Notwithstanding the foregoing, in the event there is a Large WC Shortfall Adjustment, the joint written instructions to the Escrow Agent will provide that the Escrow Agent is to release to the Buyer the entire amount of such downward adjustment in the Combined Purchase Price, and the Buyer and Sellers’ Representative will send joint written instructions to the Sellers and Phantom Plan Participants directing them to make their respective payments to the Escrow Agent as described in paragraph (f) above.

Section 2.7. Earnout.

(a) Earnout Periods; Earnout Statement. Within twenty (20) Business Days following the end of each of Earnout Period 1 and Earnout Period 2, the Buyer shall prepare and deliver to the Sellers’ Representative a statement of the Receiver Revenue for sales of the Receiver during the applicable earnout period (each such statement an “Earnout Statement”) setting forth in reasonable detail the Receiver Revenue associated with the sales of the Receiver, determined in accordance with the Specified Accounting Principles. The Sellers’ Representative and its Representatives shall have reasonable access to the work papers and other books and records of the Buyer and the Company for purposes of assisting the Sellers’ Representative and its Representatives in their review of the Earnout Statements, provided, however, the Sellers’ Representative agrees that it shall hold (and shall cause its Representatives to hold) all information acquired during any such examination in strict confidence and shall use (and shall cause its Representatives to use) such information for the sole purpose of determining compliance with this Section 2.7.

(b) Determination of Payments for Earnout Period 1. For Earnout Period 1, the Buyer shall pay to the Sellers and the Phantom Plan Participants in cash an Earnout Payment equal to $2,500,000 if Receiver Revenue is equal to or greater than $2,400,000 (the “Earnout Period 1 Revenue Payment”). In no event shall the Earnout Period 1 Revenue Payment be greater than $2,500,000 and in no event will the Sellers receive the Earnout Period 1 Revenue Payment if Receiver Revenue is less than $2,400,000 for Earnout Period 1.

(c) Determination of Payments for Earnout Period 2. For Earnout Period 2, the Buyer shall pay to the Sellers and the Phantom Plan Participants in cash an Earnout Payment equal to $2,500,000 if Receiver Revenue is equal to or greater than $6,000,000 (the “Earnout Period 2 Revenue Payment”). In no event shall the Earnout Period 2 Revenue Payment be greater than $2,500,000 and in no event will the Sellers receive the Earnout Period 2 Revenue Payment if Receiver Revenue is less than $6,000,000 for Earnout Period 2.

(d) Determination of Cumulative Payment. For Earnout Period 1 and Earnout Period 2 (the “Combined Earnout Period”), the Buyer shall pay to the Sellers and the Phantom Plan Participants in cash an Earnout Payment in respect of Receiver Revenue calculated as follows. If Receiver Revenue during the Combined Earnout Period is:

(i)	greater than or equal to $8,000,000 but less than $8,400,000, then the applicable Earnout Payment will be $2,500,000 multiplied by 1.25, minus the sum of the Earnout Period 1 Revenue Payment and Earnout Period 2 Revenue Payment;

(ii)	greater than or equal to $8,400,000 but less than $8,800,000, then the applicable Earnout Payment will be $2,500,000 multiplied by 1.625, minus the sum of the Earnout Period 1 Revenue Payment and Earnout Period 2 Revenue Payment; or

(iii)	greater than or equal to $8,800,000, then the applicable Earnout Payment will be $2,500,000 multiplied by 2.0, minus the sum of the Earnout Period 1 Revenue Payment and Earnout Period 2 Revenue Payment.

(e) Earnout Dispute Notice. The Earnout Statements will be final, conclusive and binding on the parties unless the Sellers’ Representative provides a written notice (an “Earnout Dispute Notice”) to Buyer no later than the twentieth (20th) Business Day after the delivery to the Sellers’ Representative of the applicable Earnout Statement. Any Earnout Dispute Notice must set forth in reasonable detail (i) any item on the Earnout Statement which the Sellers’ Representative believes has not been prepared in accordance with this Agreement and (ii) the Sellers’ Representative’s alternative calculation of the Earnout Statement. The Sellers’ Representative shall not be entitled to dispute any portion of the Earnout Statements unless the disputed item has not been prepared in accordance with this Section 2.7 (including the definition of Receiver Revenue) or contains mathematical errors. For the avoidance of doubt, the immediately preceding sentence shall not be in derogation of the Buyer’s obligations under Section 2.7(j) or the Sellers’ rights with respect thereto. Any item or amount to which no dispute is raised in the Earnout Dispute Notice will be final, conclusive and binding on the parties on such twentieth (20th) Business Day and within three (3) Business Days thereafter the Buyer will pay to the Shareholders and Phantom Plan Participants any undisputed portion of the payment reflected in the applicable Earn-Out Statement and Earnout Dispute Notice, pro rata based on their respective Combined Percentages.

(f) Resolution of Earnout Disputes. Buyer and the Sellers’ Representative will attempt to promptly resolve the matters raised in any Earnout Dispute Notice in good faith to the extent such matters relate to the application of the Specified Accounting Principles and the calculation of Receiver Revenue in accordance with the definitions thereof. Beginning ten (10) Business Days after delivery of any Earnout Dispute Notice, either Buyer or the Sellers’ Representative may provide written notice to the other that it elects to submit the disputed items to the Accounting Firm. The Accounting Firm will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent the Accounting Firm agrees to comply with these rules, review only those unresolved items and amounts specifically set forth and objected to in the Earnout Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. The Buyer’s and Sellers’ Representative will instruct the Accounting Firm that it is to accept the calculations in the Earnout Statements except to the extent that they were not prepared in accordance with this Section 2.7 (including the definition of Receiver Revenue) or contain mathematical errors. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision. The fees and expenses of the Accounting Firm shall be borne equally by the Sellers and the Company. The decision of the Accounting Firm with respect to the disputed items of the Earnout Statement submitted to it will be final, conclusive and binding on the parties. Each of the Seller’s Representative and the Buyer agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(g) Payment. Each Earnout Payment (or undisputed portion thereof) shall be made by the Buyer within three (3) Business Days after the amount thereof has been finally determined in accordance with this Section 2.7 with the payments to each Seller and each Phantom Plan Participant to be based on its Combined Percentage.

(h) Acceleration of Earnout Payments. If prior to December 31, 2012, the Buyer transfers all or substantially all of the Company’s assets or stock, including any assets related to the Design & Manufacturing Business that constitute all or substantially all of the Company’s assets and whether by sale, merger, consolidation or other transaction, in each case other than to an Affiliate of the Buyer, the Buyer shall either (i) cause the purchaser of the Company’s stock or assets to assume the Buyer’s obligations under this Section 2.7, which assumption will not relieve the Buyer of its obligations under this Section 2.7, or (ii) immediately pay to the Sellers and the Phantom Plan Participants a cash amount equal to (i) $5,000,000 minus (b) the aggregate Earnout Payments previously made to the Sellers and the Phantom Plan Participants pursuant to this Section 2.7 and the Phantom Plan Payment Agreement.

(i) Access. The Buyer shall meet with the Sellers’ Representative up to four times per year to discuss the Company’s performance with respect to the Receiver.

(j) Operating Covenants. During the Combined Earnout Period, the Buyer shall, unless otherwise agreed by the Sellers’ Representative, (i) use commercially reasonable efforts to be awarded the subcontract or purchase orders relating to the Receiver and the JCREW 3.3 program and (ii) use commercially reasonable efforts to perform its obligations under such subcontract or purchase orders. This Section 2.7(j) expresses the parties’ agreement on the level of effort required by the Buyer to achieve the targets embodied in this Section 2.7, and any judicial or other doctrine creating an implied obligation to use reasonable efforts or other level of efforts is not intended to apply to this Section 2.7. The preceding sentence is not intended to waive the right, if any, of the Sellers to assert a claim under the implied covenant of good faith and fair dealing that the Buyer has acted in bad faith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING

THE COMPANY

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company hereby represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 3.1. Organization. The name of the Company is “LNX Corporation” and it was incorporated in The Commonwealth of Massachusetts. The Company is duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Company is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases Real Property or conducts business and is required to so qualify, except where failure to be so qualified would not individually, or in the aggregate, have a Material Adverse Effect. The Company has delivered to the Buyer accurate and complete copies of (a) the Organizational Documents of the Company and (b) the minute books of the Company, which contain records of all meetings held of, and other actions taken by, the shareholders, partners, members or other holders of Equity Interests in the Company, the Boards of Directors (or equivalent) of the Company and each committee thereof. The Company does not have any Subsidiaries.

Section 3.2. Power and Authorization.

(a) Contemplated Transactions. The Company has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is a party. The Company has been duly authorized by all necessary action on the part of the Board of Directors and the shareholders of the Company for the execution, delivery and performance of this Agreement and each such Ancillary Agreement by the Company. This Agreement and each Ancillary Agreement to which the Company is, or will be at Closing, a party (i) have been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by the Company and (ii) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Company, Enforceable against the Company in accordance with its terms.

(b) Conduct of Business. The Company has all requisite corporate power and authority under its articles of organization, its by-laws and Massachusetts law necessary to own, lease, operate and use its Assets and carry on the Business.

Section 3.3. Authorization of Governmental Authorities. Except as disclosed on Section 3.3 of the Company Disclosure Schedule, no action by (including any authorization by or consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of the Company or in respect of the Company, the Business or any Assets of the Company for, or in connection with, (a) the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is, or will be at Closing, a party or (b) the consummation of the Contemplated Transactions.

Section 3.4. Noncontravention. Except as disclosed on Section 3.4 of the Company Disclosure Schedule, none of the authorization, execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which it is, or will be at Closing, a party, nor the consummation of the Contemplated Transactions, will:

(a) assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, in each case, as disclosed on Section 3.3 of the Company Disclosure Schedule, conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to the Company, the Business or any Assets of the Company; or

(b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or require any offer to purchase or prepayment of any Debt or Liability under, or result in the creation of any Encumbrance upon or forfeiture of any of the rights, properties or assets of the Company under, any of the terms, conditions or provisions of (i) any material Permit applicable to or otherwise affecting the Company, the Business or any Assets of the Company, (ii) any material contract to which the Company is a party or by which any of its assets are bound, including any Material Company Contract, or (iii) the Organizational Documents of the Company.

Section 3.5. Capitalization of the Company.

(a) Authorized and Outstanding Equity Interests. The entire authorized capital stock (or, where applicable, other Equity Interests) of the Company is as set forth on Section 3.5 of the Company Disclosure Schedule. All of the outstanding Equity Interests of the Company are held of record and, to the Knowledge of the Company, beneficially owned by the Persons in the respective amounts set forth on Section 3.5 of the Company Disclosure Schedule. Except as set forth on Section 3.5 of the Company Disclosure Schedule, the Company has no issued or outstanding Equity Interests and holds no shares of its capital stock (or other Equity Interests) in its treasury. The Company has delivered to the Buyer accurate and complete copies of the stock ledger (or equivalent records) of the Company, which records reflect all issuances, transfers, repurchases and cancellations of shares of capital stock (or other Equity Interests) of the Company. All of the outstanding shares of capital stock (or, where applicable, other Equity Interests) of the Company have been duly authorized, validly issued and are fully paid and non-assessable. The Company has not violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance, repurchase or redemption of any of its Equity Interests.

(b) Encumbrances on Equity Interests, etc. The Company has no Subsidiaries and has never had any Subsidiaries, and has never owned, and does not own, of record or beneficially any Equity Interests in any Person. Except as disclosed on Section 3.5 of the Company Disclosure Schedule: (i) there are no preemptive rights or other similar rights granted by the Company in respect of any Equity Interests in the Company, (ii) to the Knowledge of the Company, there are no Encumbrances on, or other Contractual Obligations relating to, the ownership, transfer or voting of any Equity Interests in the Company, or otherwise affecting the rights of any holder of the Equity Interests in the Company, (iii) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of the Company, which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in the Company and (iv) there are no existing rights with respect to registration under the 1933 Act of any Equity Interests in the Company.

Section 3.6. Financial Matters.

(a) Financial Statements. Attached as part of Section 3.6 of the Company Disclosure Schedule are copies of each of the following:

(i) the balance sheets of the Company as of December 31, 2009 and 2008 and the related statements of income and retained earnings and cash flows for the years then ended, accompanied by the Accountants Review Report of Sullivan Bille PC, the Company’s certified public accountants (the “Reviewed Financials”); and

(ii) the unaudited balance sheet of the Company as of December 31, 2010 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), and the related unaudited statement of income of the Company for the twelve months then ended (collectively with the Reviewed Financials, the “Financials”).

(b) Compliance with GAAP, etc. Except as disclosed on Section 3.6 of the Company Disclosure Schedule, the Financials (including any notes thereto) (i) were prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with GAAP, consistently applied (except as otherwise stated therein and subject to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) and (iii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations of the Company and changes in financial position for the respective periods covered thereby.

(c) Design & Manufacturing Business. Also included as part of Section 3.6 of the Company Disclosure Schedule are an unaudited balance sheet of the Design & Manufacturing Business as of December 31, 2010 and a statement of income for the twelve months then ended (the “Design & Manufacturing Financials”). The Design & Manufacturing Financials have been prepared by removing all balance sheet items from the balance sheet relating to the Services

Business and removing from the statement of income all items of revenue and expense directly attributable to the Services Business.

(d) Accounts Receivable. All accounts and notes receivable reflected on the balance sheet included in the Design & Manufacturing Financials and all accounts and notes receivable relating to the Design & Manufacturing Business arising subsequent to December 31, 2010 and prior to the Closing Date that will be reflected in the Final Closing Balance Sheet, have arisen or will arise in the Ordinary Course of Business, represent or will represent legal and valid obligations owed to the Company and, to the Company’s Knowledge, will not be subject to any contests, claims, counterclaims or setoffs.

(e) Inventory. Subject to all applicable reserves and supplier warranties, all inventory of the Company relating to the Design & Manufacturing Business consists of a quality and quantity usable or salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been or will be, as applicable, written off or written down to net realizable value in accordance with the Accounting Principles in the Most Recent Balance Sheet and on the Final Closing Balance Sheet.

(f) Banking Facilities. Section 3.6(f) of the Company Disclosure Schedule sets forth an accurate and complete list of (i) each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other similar arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat, and (ii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.

Section 3.7. Absence of Certain Developments. From the Most Recent Balance Sheet Date through the date of this Agreement, (a) no event, change, fact, condition or circumstance has occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect relating to the Design & Manufacturing Business, and (b) except as disclosed on Section 3.7 of the Company Disclosure Schedule and except for a distribution of the shares of the New Services Entity, the Business has been conducted in all material respects in the Ordinary Course Business and has not suffered any loss, damage, destruction or eminent domain taking of any material asset.

Section 3.8. Debt; Guarantees. The Company has no Liabilities in respect of Debt except as set forth on Section 3.8 of the Company Disclosure Schedule. For each item of Debt, Section 3.8 of the Company Disclosure Schedule correctly sets forth the debtor, the Contractual Obligations governing the Debt, the principal amount of the Debt as the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Debt (and all Contractual Obligations governing all related Encumbrances). Except as set forth on Section 3.8 of the Company Disclosure Schedule, the Company has no Liability in respect of a Guarantee of any Debt or other liability of any other Person.

Section 3.9. Assets.

(a) Ownership of Assets. The Company has good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a leasehold interest in, or otherwise has adequate rights to use, all of its tangible personal property relating to the Design & Manufacturing Business, including all tangible personal Assets relating to the Design & Manufacturing Business reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date, except for such Assets that have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business (collectively, the “Assets”). Except as disclosed on Section 3.9(a) of the Company Disclosure Schedule, none of the Assets relating to the Design & Manufacturing Business is subject to any Encumbrance other than a Permitted Encumbrance.

(b) Sufficiency of Assets. The Assets, including the Company Intellectual Property Rights and the Company Products, comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, that are necessary to, or currently used in, the conduct of the Design and Manufacturing Business as currently conducted by the Company.

(c) Condition of Tangible Assets. All of the material fixtures and other material improvements to the Real Property included in the Assets (including any Facilities) and all of the material tangible personal property other than inventory included in the Assets (i) are in all material respects adequate and suitable for their present uses, (ii) are in all material respects in good working order, operating condition and state of repair (ordinary wear and tear excepted), and (iii) have been maintained in all material respects in accordance with normal industry practice.

(d) Investments. Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, the Company (i) does not control, directly or indirectly, or own any direct or indirect Equity Interest in any Person and (ii) is not subject to any obligation to make any investment (in the form of a loan of cash, capital contribution or similar investment) in any Person.

Section 3.10. Real Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list of the addresses of all real property (i) owned by the Company (the “Owned Real Property”), or (ii) leased, subleased or licensed by, or for which a right to use or occupy has been granted to, the Company (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Section 3.10(a) of the Company Disclosure Schedule also identifies (i) with respect to each Owned Real Property, all Persons that use or occupy such Owned Real Property, and (ii) with respect to each Leased Real Property, each lease, sublease, license or other Contractual Obligation under which such Leased Real Property is occupied or used including the date of and legal name of each of the parties to such lease, sublease, license or other Contractual Obligation, and each amendment, modification or supplement thereto (the “Real Property Leases”).

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, the Company has good and marketable fee simple title in and to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(c) Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, there are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of any of the Owned Real Property and there is no Person in possession of any of the Owned Real Property.

(d) The Company has delivered to the Buyer accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.

(e) No eminent domain or condemnation Action is pending or, to the Company’s Knowledge, threatened, that would preclude or materially impair the use of any Real Property. To the Knowledge of the Company, the Company’s current use of the Real Property does not violate in any material respect any restrictive covenant of record that affects any of the Real Property.

(f) Each Facility is supplied with utilities and other services necessary for the operation of such Facility as the same is currently operated, all of which utilities and other services are provided via public roads or via permanent, irrevocable appurtenant easements benefiting the parcel of Real Property. Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Real Property, in each case, to the extent necessary for the conduct of the Design & Manufacturing Business as currently conducted.

Section 3.11. Intellectual Property.

(a) Company IP. Except as disclosed on Section 3.11(a) of the Company Disclosure Schedule, the Company (i) exclusively owns the entire right, title and interest in and to or has the exclusive right to use all Owned Intellectual Property Rights free and clear of all Encumbrances (other than Permitted Encumbrances), and (ii) to the Knowledge of the Company, has the right to use all Licensed Intellectual Property Rights free and clear of all Encumbrances (other than Permitted Encumbrances). Except with respect to the Company Intellectual Property Rights licensed (A) to the Company under the Inbound IP Contracts identified on Section 3.11(d) of the Company Disclosure Schedule or (B) by the Company under the Outbound IP Contracts identified on Section 3.11(d) of the Company Disclosure Schedule, in each case, to the extent provided in such Inbound IP Contracts, none of the Company Owned Intellectual Property Rights is in the possession, custody, or control of any Person other than the Company.

(b) Infringement. Except as disclosed on Section 3.11(b) of the Company Disclosure Schedule, (i) the conduct of the Business as currently conducted and the manufacture, use, sale, offer for sale, promotion, marketing, distribution, export or import of the Company Products has not infringed upon, misappropriated, or otherwise violated any Intellectual Property Rights of any Person and is not currently doing so in any manner and/or (ii) the Company has not, within the preceding seven (7) years received any charge, complaint, claim, demand, or notice alleging interference, infringement, misappropriation, or other violation of the Intellectual Property Rights of any Person (including any offers to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business as currently conducted and/or the manufacture, use, sale, offer for sale, promotion, marketing, distribution, export or import of the Company Products). Except as disclosed on Section 3.11(b) of the Company Disclosure Schedule, to the Company’s Knowledge, no Person has infringed upon, misappropriated, or otherwise violated any Company Intellectual Property Rights.

(c) Scheduled Intellectual Property Rights. Section 3.11(c) of the Company Disclosure Schedule contains a complete and accurate list of all patents and patent applications (whether pending or in the process of preparation), registered trademarks, applications for trademark registration, registered copyrights, applications for copyright registrations, and domain names owned by or expressly licensed to the Company as of the date hereof (collectively, the “Company Registrations”). Section 3.11(c) of the Company Disclosure Schedule also identifies (i) each unregistered trademark, service mark, trade name, brand name, slogan or trade dress, and (ii) each unregistered copyright, and (iii) a general description of the Company trade secrets and Company Products, in each case that is owned by or expressly licensed to the Company that, in each case, is material to the Design & Manufacturing Business as currently conducted. For purposes of this Agreement, all items listed on Section 3.11(c) of the Company Disclosure Schedule shall be called “Scheduled Intellectual Property Rights”. Section 3.11(c) of the Company Disclosure Schedule specifically identifies those items of Scheduled Intellectual Property Rights that are licensed to the Company, including the identification of the IP Contract pursuant to which each such Intellectual Property Right is licensed. For each of the Company Registrations, Section 3.11(c) of the Company Disclosure Schedule includes the following information: (i) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), inventors, owner of record, and present status thereof; (ii) for each registered trademark and trademark application, the trademark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), class of goods or services covered, description of goods or services, owner of record, and present status thereof; (iii) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; (iv) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction; and (v) any actions that must be taken within ninety (90) days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any Company Registrations, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to office actions, documents, applications, or certificates. To the Knowledge of the Company, each of the Company Registrations is valid, subsisting, and enforceable.

(d) IP Contracts. Section 3.11(d) of the Company Disclosure Schedule identifies under separate headings each Contractual Obligation, whether written or oral, (i) under which the Company uses or licenses Licensed Intellectual Property Rights (other than licenses for generally available software) (the “Inbound IP Contracts”), (ii) under which the Company has granted any Person any right or interest in any Company Intellectual Property Rights (the “Outbound IP Contracts”), and (iii) that otherwise materially limits the Company’s use of or ownership rights in the Company Intellectual Property Rights (including settlement agreements and covenants not to sue) (such Contractual Obligations, together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”). Except as provided in the Inbound IP Contracts, or as otherwise disclosed on Section 3.11(d) of the Company Disclosure Schedule, the Company does not, as of the Closing Date, owe any royalties or other payments to any Person for the use of any Company Intellectual Property Rights or the manufacture, use, sale, offer for sale, marketing, promotion and/or distribution of any Company Products. The Company has delivered to the Buyer accurate and complete copies of each of the IP Contracts (or, where an IP Contract is an oral agreement, an accurate and complete written description of such IP Contract), in each case, as amended or otherwise modified and in effect.

(e) Title to Company Intellectual Property Rights. Except as disclosed on Section 3.11(e) of the Company Disclosure Schedule, with respect to (A) each item of Company Intellectual Property Rights owned by the Company, and (B) to the Company’s Knowledge, each item of Company Intellectual Property Rights licensed to the Company, such item or right is not subject to any outstanding Government Order specific to such Company Intellectual Property Rights, and no Action (including any opposition, interference, or re-examination) is, to the Knowledge of the Company solely with respect to the Licensed Intellectual Property Rights, pending or threatened, which challenges the legality, validity, enforceability, use, or ownership of such right or item.

(f) Confidentiality and Invention Assignments. The Company has maintained commercially reasonable practices to protect the confidentiality of the Company’s confidential information and trade secrets and, except as disclosed on Section 3.11(f) of the Company Disclosure Schedule, has required all current and former employees and other Persons with access to the Company’s confidential information and/or trade secrets to execute Contractual Obligations (which are Enforceable) requiring them to maintain the confidentiality of such information and/or trade secrets and use such information and/or trade secrets only for the benefit of the Company. All current and former employees and contractors of the Company who contributed to the creation or development of the Company Products and/or the Company Intellectual Property Rights have executed Contractual Obligations (which, to the Knowledge of the Company, are Enforceable) that assign to the Company all of such Person’s Intellectual Property Rights in such contribution.

(g) Open Source Software. Section 3.11(g) of the Company Disclosure Schedule lists all Publicly Available Software contained in or used by the Company in the development of Company Products and describes (i) the applicable software name and version number, (ii) the licensor, (iii) the license under which such code was obtained, (iv) whether (and if so, how) such code was modified by or for the Company, (v) whether (and if so, how) such code was distributed by or for the Company, and (vi) how such code is integrated with or interacts with any other software. Except as disclosed on Section 3.11(g) of the Company Disclosure Schedule, none of the Company Products constitute, contain, or are distributed by the Company together with any Publicly Available Software, and none of the Company Products are subject to any IP Contract or other Contractual Obligation of any Publicly Available Software that would require the Company to divulge to any Person any source code or trade secret that is part of the Company Products or to grant, or purport to grant, to any Person, any rights or immunities under the Owned Intellectual Property Rights or to any Licensed Intellectual Property Rights in a

manner which would exceed or violate the Company’s license to such Licensed Intellectual Property Rights

(h) Privacy and Data Security. The Company’s use and dissemination of any personally-identifiable information concerning individuals is in compliance in all material respects with all applicable privacy policies, terms of use, Legal Requirements, and Contractual Obligations applicable to the Company or to which the Company is bound. The Company maintains policies and procedures regarding data security and privacy and maintains administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance in all material respects with all applicable Legal Requirements and Contractual Obligations applicable to the Company or to which the Company is bound. To the Company’s Knowledge, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any data or information used by the Company. The Contemplated Transactions will not, as of the Closing, violate in any material respect any privacy policy, terms of use, Legal Requirements or Contractual Obligations relating to the use, dissemination, or transfer of any data or information.

Section 3.12. Legal Compliance; Illegal Payments; Permits.

(a) Legal Compliance. Except as otherwise disclosed on Section 3.12(a) of the Company Disclosure Schedule, the Company is not, in any material respect, in breach or violation of, or default under, its Organizational Documents or any Legal Requirement.

(b) Illegal Payments, etc. In the conduct of the Business, the Company (and its Representatives on behalf of the Company) have not (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

(c) Permits. The Company has been duly granted all material Permits necessary for the conduct of the Business by it and the ownership use and operation of its Assets. Section 3.12(c) of the Company Disclosure Schedule describes each material Permit affecting, or relating to, the Assets or the Business together with the Governmental Authority responsible for issuing such Permit. Except as disclosed on Section 3.12(c) of the Company Disclosure Schedule, (i) the Permits listed or required to be listed thereon are valid and in full force and effect, (ii) the Company is not, in any material respect, in breach or violation of, or default under, any such material Permit and (iii) to the Company’s Knowledge, no fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would constitute a material breach, violation or default under such Permit or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit.

Section 3.13. Tax Matters. Except as disclosed on Section 3.13 of the Company Disclosure Schedule,

(a) The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements. All such Tax Returns are true, correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid in full. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, and, to the Company’s Knowledge, there is no basis for any such claim to be made. There are no Encumbrances with respect to Taxes upon any Asset other than Permitted Encumbrances for current Taxes not yet due and payable.

(b) The Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company has complied with all reporting and recordkeeping requirements.

(c) The Company has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(d) No Action relating to any Taxes of the Company or with respect to any Taxes due from or with respect to the Company by any Governmental Authority is currently in progress. There is no pending, or to the Company’s Knowledge threatened, claim or Action concerning any Tax Liability of the Company. No assessment of Tax has been proposed in writing against the Company or any of its assets or properties and the Company knows of no grounds for any such assessment. The Company has delivered to the Buyer accurate and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company since December 31, 2007.

(e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company.

(f) The unpaid Taxes of the Company (i) did not as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date and taken into account in the Final Closing Date Balance Sheet used for purposes of the Net Working Capital adjustment under

Section 2.6 in accordance with the past custom and practice of the Company in filing its Tax Returns.

(g) The Company has not made any payments, or been or is a party to any Contractual Obligation that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or that were or would not be deductible under Code Sections 162 or 404.

(h) The Company has never been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return. The Company is not a party to any Contractual Obligation relating to Tax sharing or Tax allocation. The Company has no Liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any corresponding provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i) The Company has not filed a consent under Code Section 341(f).

(j) The Company is not or has not been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) (or any corresponding provision of state, local or foreign tax law) by reason of any change in any accounting methods, or will be required to make such an adjustment as a result of the Contemplated Transactions, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes. To the Company’s Knowledge, no Governmental Authority has proposed any such adjustment or change in accounting method of the Company.

(k) The Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding provision of state, local or foreign tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date, or (v) a deferral of any cancellation of indebtedness income.

(l) Section 3.13 of the Company Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing Date after giving effect to the consummation of the Contemplated Transactions): (i) the basis of the Company in its assets, (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocated to the Company, (iii) the amount of any deferred gain or loss allocable to the Company arising out of any intercompany transaction and (iv) all material federal income Tax elections. Except as set forth on Section 3.13 of the Company Disclosure Schedule, the Company does not have a net operating loss or other Tax attribute that is presently, or that will become as a result of the Contemplated Transactions, subject to limitation under

Code Sections 383 or 384. The Company has not experienced an ownership change as defined in Code Section 382 prior to the Closing.

(m) The Company has never been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(n) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(o) The Company has never engaged in any transaction that could give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

Section 3.14. Employee Benefit Plans.

(a) Section 3.14 of the Company Disclosure Schedule lists all Employee Plans which the Company sponsors or maintains, or to which the Company contributes or is obligated to contribute, or in respect of which the Company has or may have any Liability (including but not limited to by reason of being or having been treated as a single employer with any other person under Section 414 of the Code of Section 4001(b) of ERISA (an “ERISA Affiliate”)), or which benefits any current or former employee, director, consultant or independent contractor of the Company or the beneficiaries or dependents of any such Person (each a “Company Plan”). With respect to each Company Plan, the Company has delivered to the Buyer accurate and complete copies of each of the following: (i) if the plan has been reduced to writing, the plan document together with all amendments thereto, (ii) if the plan has not been reduced to writing, a written summary of all material plan terms, (iii) if applicable, any trust agreements, custodial agreements, insurance policies or material contracts, material administrative agreements and similar material agreements, and investment management or investment advisory agreements, (iv) any summary plan descriptions, employee handbooks or similar material employee communications, (v) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination letter or advisory opinion letter from the IRS and any related material correspondence with the IRS, and any pending request for determination with respect to the plan’s qualification, (vi) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), the IRS letter determining that it so qualifies, (vii) in the case of any plan for which Forms 5500 are required to be filed, the three most recently filed Forms 5500, with schedules attached, (viii) any notices, letters or other correspondence from the IRS or the Department of Labor relating to such Company Plan with respect to any issue of noncompliance, and (ix) any written policies or procedures used in and material to the administration of such Company Plan.

(b) Neither the Company nor any ERISA Affiliate of the Company has ever maintained or contributed to or incurred any Liability in respect of a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section

4001(a)(8) of ERISA, and no condition exists that presents a material risk to the Company of incurring a material liability under Title IV of ERISA or Section 412 or Section 430 of the Code.

(c) Each Company Plan which is intended to qualify under Code Section 401(a) (a “Qualified Plan”) has been determined to be so qualified by the Internal Revenue Service (or, where there is no determination letter but the Qualified Plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which the Company, subject to the terms of such advisory opinion letter, is entitled to rely under applicable Internal Revenue Service procedures) and, to the Knowledge of the Company, nothing has occurred which has resulted or is likely to result in the revocation of such qualification or which requires or could reasonably be expected to require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification. Each Company Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and any applicable collective bargaining agreements and with applicable Legal Requirements, and nothing, to the Knowledge of the Company, has occurred with respect to any Company Plan that has subjected or could reasonably be expected to subject the Company to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could reasonably be expected to subject any participant in, or beneficiary of, a Company Plan to a tax under Code Section 4973. Each Company Plan that is a qualified defined contribution plan has been administered in all material respects as an “ERISA section 404(c) Plan” within the meaning of Department of Labor regulations section 2550.404c-1(b).

(d) All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis, as applied through the Closing Date. To the Knowledge of the Company, the fair market value of the assets of each Company Plan for which a separate fund of assets is or is required to be maintained, as of the end of the most recently ended plan year of that Plan, equals or exceeds the present value of all benefits liabilities under that Plan. None of the assets of any Company Plan include any capital stock or other securities issued by the Company or any ERISA Affiliate of the Company.

(e) There is no pending, or to the Company’s Knowledge, threatened Action or other legal proceeding relating to a Company Plan or any fiduciary or service provider thereof, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans, and to the Knowledge of the Company there is no reasonable basis for any such Action or legal proceeding. No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(f) Except as required under Section 601 et seq. of ERISA or applicable state insurance laws, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(g) The exercise price of each Option is no less than the fair market value of a share of Common Stock determined on the date of grant of such Option (and as of any later modification thereof within the meaning of Section 409A of the Code). Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any service provider to the Company (i) complies and has been operated in material compliance with the requirements of Code Section 409A and regulations promulgated thereunder, or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treasury Regulations §1.409A-6(a)(4)) subsequent to October 3, 2004.

(h) The Company has not undertaken to maintain any Company Plan for any period of time, and to the Knowledge of the Company each Company Plan and any related contracts may be amended or terminated without penalty other than the payment of benefits, fees or charges accrued or incurred through the date of termination. No communication, report or disclosure has been made which, at the time made, did not accurately reflect the material terms and operations of any Company Plan in all material respects. Except to the extent required by applicable Legal Requirements, the Company has not announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Company Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Plan.

(i) With respect to each Company Plan that is primarily subject to Legal Requirements of a jurisdiction outside the United States, each such plan required to be registered has been registered and is in good standing with applicable Governmental Authorities, all contributions required to be made to or in connection with each such plan have been made and each such plan has been established and administered in all material respects in accordance with its terms and all applicable Legal Requirements.

(j) To the Knowledge of the Company, the Company has no Liability, including under any Company Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee, or vice-versa.

(k) The execution of this Agreement and the consummation of the Contemplated Transactions will not, by itself or in combination with any other event (regardless of whether that other event has occurred or will occur), other than any voluntary decision by the Company after the Closing to amend the terms of any Contractual Obligation with any current or former director, officer, consultant or employee of the Company, result in any payment (whether of severance pay or otherwise) becoming due from or under any Company Plan to any current or former director, officer, consultant or employee of the Company or result in the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

Section 3.15. Environmental Matters. Except as set forth in Section 3.15 of the Company Disclosure Schedule, (a) the Company is, and has been, in compliance in all material respects with all Environmental Laws, (b) there has been no release or threatened release of any material amount of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise operated or used by the Company, (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental

Authority in the United States, and (d) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.

Section 3.16. Contracts.

(a) Contracts. Except as disclosed in the applicable subsection of Section 3.16 of the Company Disclosure Schedule (which is arranged in subsections numbered (i) to (xiv) to correspond to the subsections of this Section 3.16 of the Company Disclosure Schedule), the Company is not bound by or a party to:

(i) any Contractual Obligation (or group of related Contractual Obligations) for the purchase, sale, construction, repair or maintenance of inventory, raw materials, commodities, supplies, goods, products, equipment or other property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for (or would be reasonably expected to involve) annual payments to or by the Company in excess of $100,000 or aggregate payments to or by the Company in excess of $200,000;

(ii) any Contractual Obligation relating to the acquisition or disposition by the Company of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material Asset (other than in the Ordinary Course of Business);

(iii) any Contractual Obligation concerning or consisting of a partnership, limited liability company, joint venture or similar agreement;

(iv) any Contractual Obligation under which the Company has permitted any Asset to become Encumbered (other than by a Permitted Encumbrance);

(v) any Contractual Obligation (A) under which the Company has created, incurred, assumed or guaranteed any Debt or (B) under which any other Person has guaranteed any Debt of the Company;

(vi) any Contractual Obligation containing covenants that in any way purport to (A) restrict any business activity (including the solicitation, hiring or engagement of any Person or the solicitation of any customer) by the Company or (B) limit the freedom of the Company or any Affiliate thereof to engage in any line of business or compete with any Person;

(vii) any Contractual Obligation under which the Company is, or may become, obligated to incur any severance pay or Compensation obligations that would become payable by reason of this Agreement or the Contemplated Transactions;

(viii) any Contractual Obligation under which the Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder or other similar

Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses) in connection with this Agreement or the Contemplated Transactions;

(ix) any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant (other than a Company Plan and other than any consultancy involving Compensation of less than $50,000 per year);

(x) any material agency, dealer, distributor, sales representative, marketing or other similar Contractual Obligation;

(xi) any outstanding general or special powers of attorney executed by or on behalf of the Company;

(xii) any Contractual Obligation, other than Real Property Leases, relating to the lease or license of any material Asset, including Company Products and material Intellectual Property Rights (and including all material customer license and maintenance agreements) that is not included on Section 3.11(d) of the Company Disclosure Schedule;

(xiii) any Contractual Obligation under which the Company has advanced or loaned an amount to any of its Affiliates or employees other than in the Ordinary Course of Business; and

(xiv) any other Contractual Obligation between the Company, on the one hand, and any Seller (or Affiliate or Family Member thereof), on the other hand, that will continue in effect after the Closing.

The Company has delivered to the Buyer accurate and complete copies of each written Contractual Obligation listed on Section 3.16 of the Company Disclosure Schedule, in each case, as amended or otherwise modified and in effect. The Company has delivered to the Buyer written summary setting forth all of the material terms and conditions of each oral Contractual Obligation listed on Section 3.16 of the Company Disclosure Schedule.

(b) Enforceability, etc. Each Contractual Obligation required to be disclosed on Section 3.10, Section 3.11, Section 3.14, Section 3.16, Section 3.18 or Section 3.21 of the Company Disclosure Schedule (each, a “Material Company Contract”) is Enforceable against the Company and, to the Knowledge of the Company, each other party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Section 3.3 and 3.4 of the Company Disclosure Schedule, will continue to be so Enforceable and in full force and effect without change as a result of the consummation of the Contemplated Transactions.

(c) Breach, etc. The Company or, to the Company’s Knowledge, any other party to any Material Company Contract is not in material breach or violation of, or default under, or has repudiated any material provision of, any Material Company Contract.

Section 3.17. Related Party Transactions. Except for the matters disclosed on Section 3.17 of the Company Disclosure Schedule, no Seller or Affiliate of any Seller and no officer or director (or equivalent) of the Company (or, to the Company’s Knowledge, any Family Member of any such Person who is an individual or any entity in which any such Person or any such Family Member thereof owns a material interest): (a) has any material interest in any material Asset owned or leased by the Company or used in connection with the Design & Manufacturing Business or (b) has engaged in any material transaction, arrangement or understanding with the Company since January 1, 2009 (other than payments made to, and other Compensation provided to, officers and directors (or equivalent) in the Ordinary Course of Business).

Section 3.18. Customers and Suppliers. Section 3.18 of the Company Disclosure Schedule sets forth a complete and accurate list of (a) the ten largest customers of the Company (measured by aggregate billings) relating to the Design & Manufacturing Business during the twelve month period ended on the Most Recent Balance Sheet Date, indicating the existing Contractual Obligations with each such customer by product or service provided and (b) the ten largest suppliers of materials, products or services to the Company relating to the Design & Manufacturing Business (measured by the aggregate amount purchased by the Company) during the twelve month period ended on the Most Recent Balance Sheet Date. The Company has delivered accurate and complete copies of each document evidencing any Contractual Obligation listed on Section 3.18 of the Company Disclosure Schedule. Except as disclosed on Section 3.18 of the Company Disclosure Schedule, to the Knowledge of the Company, none of such customers or suppliers has cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified the Company in writing of any intention to do any of the foregoing or threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid as the case may be) its relationship with the Company.

Section 3.19. Labor Matters. Except as disclosed on Schedule 3.19, there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Company’s Knowledge, threatened between the Company, on the one hand, and its employees, on the other hand, and there have been no such troubles since January 1, 2009. Except as disclosed on Section 3.19 of the Company Disclosure Schedule, (a) no employee of the Company is represented by a labor union, (b) the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) to the Company’s Knowledge, no petition has been filed or proceedings instituted by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative, (d) to the Company’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union or organized group of Company employees to organize employees of the Company, and (e) no demand for recognition of employees of the Company has been made by, or on behalf of, any labor union. No executive officer’s or other key employee’s employment with the Company has been terminated for any reason nor has any such officer or key employee notified the Company of his or her intention to resign or retire since July 1, 2010.

Section 3.20. Litigation; Governmental Orders.

(a) Litigation. Except as disclosed on Section 3.20(a) of the Company Disclosure Schedule, there is no Action to which the Company is a party (either as plaintiff or defendant) or to which its Assets are or may be subject that is pending, or to the Company’s Knowledge, threatened nor, to the Company’s Knowledge, is there any basis for any of the foregoing. Except as disclosed on Section 3.20(a) of the Company Disclosure Schedule, there is no Action which the Company currently intends to initiate.

(b) Governmental Orders. Except as disclosed on Section 3.20(b) of the Company Disclosure Schedule, the Company has received no written copy of, and to the Knowledge of the Company no Governmental Order that specifically names the Company has been issued, that is applicable to the Company or its Assets or the Business.

Section 3.21. Insurance. Section 3.21 of the Company Disclosure Schedule sets forth an accurate and complete list of all insurance policies by which the Company, or any of its Assets, employees, officers or directors (or equivalent) or the Business have been insured since January 1, 2010 (the “Liability Policies”) and, with respect to such Liability Policies under which the Company, or any of its Assets, employees, officers or directors (or equivalent) or the Business are currently insured (the “Current Liability Policies”), their respective expiration dates. The list includes for each Liability Policy the type of policy, form of coverage, policy number and name of insurer. The Company has delivered to the Buyer accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Section 3.21 of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company. Except as disclosed on Section 3.21 of the Company Disclosure Schedule, to the Knowledge of the Company no insurer (a) has questioned, denied or disputed coverage of any significant claim pending under any Liability Policy or (b) has threatened to cancel any Liability Policy. Except as disclosed on Section 3.21 of the Company Disclosure Schedule, to the Company’s Knowledge, no insurer plans to materially increase the premiums for, or materially alter the coverage under, any Current Liability Policy. To the Company’s Knowledge, except as disclosed on Section 3.21 of the Company Disclosure Schedule, the Company will after the Closing continue to have coverage under all of the Liability Policies with respect to events occurring prior to the Closing.

Section 3.22. No Liabilities. The Company has no liabilities of any nature, contingent or liquidated, known or unknown, other than liabilities or obligations (i) incurred in the Ordinary Course of Business of the Company, (ii) to the extent reflected in the Final Closing Balance Sheet and Final Closing Statement, (iii) disclosed in other schedules hereto, or (iv) disclosed in Section 3.22 of the Company Disclosure Schedule hereto.

Section 3.23. No Brokers. The Company has no Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by the Sellers.

ARTICLE IV

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller severally, and not jointly, hereby represents and warrants to the Buyer, solely as to such Seller, that:

Section 4.1. Organization. In the case of each Seller that is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 4.2. Power and Authorization. In the case of each Seller that is not an individual, the execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which such Seller is, or will be at Closing, a party and the consummation of the Contemplated Transactions by such Seller are within the power and authority of such Seller and, if applicable, have been duly authorized by such Seller by all necessary action on the part of such Seller (and its Board of Directors (or equivalent) and holders of its Equity Interests). This Agreement and each Ancillary Agreement to which such Seller is, or will be at Closing, a party (a) have been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by such Seller and (b) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

Section 4.3. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which such Seller is, or will be at Closing, a party or (b) consummation of the Contemplated Transactions by such Seller.

Section 4.4. Noncontravention. Neither the execution, delivery and performance by such Seller of this Agreement or any Ancillary Agreement to which such Seller is, or will be at Closing, a party nor the consummation of the Contemplated Transactions by such Seller will:

(a) assuming the taking of all necessary action by (including the obtaining of each necessary authorization, consent or approval) or in respect of, and the making of all filings with, Governmental Authorities violate any provision of any Legal Requirement applicable to such Seller; or

(b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or result in the creation of any Encumbrance upon any Shares or Options of such Seller under, any of the terms, conditions or provisions of (i) any Governmental Order applicable to or otherwise affecting such Seller or its assets or properties, (ii) any material

Contractual Obligation of such Seller, or (iii) the Organizational Documents of such Seller (if such Seller is not an individual).

Section 4.5. Title. Such Seller is the record and beneficial owner of the outstanding Equity Interests in the Company, and such Seller has good and marketable title to such Equity Interests, free and clear of all Encumbrances. Without limiting the preceding sentence, each Former Optionholder confirms that he or she has exercised all Options and paid the purchase price for such Options by delivering cash or a check to the Company. Such Seller has full right, power and authority to transfer and deliver to Buyer valid title to the Shares held by such Seller, free and clear of all Encumbrances. Immediately following the Closing, Buyer will be the record and beneficial owner of such Shares and have good and marketable title to such Shares, free and clear of all Encumbrances except as are imposed by Buyer. Except pursuant to this Agreement, there is no Contractual Obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Equity Interests in the Company. Except for the Stockholders Agreement, such Seller is not a party to, and the Equity Interests in the Company, are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other Contractual Obligation relating to the transfer or voting of such Equity Interests.

Section 4.6. No Brokers. Such Seller has caused no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrant to the Sellers that:

Section 5.1. Organization. The Buyer is duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts.

Section 5.2. Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which the Buyer is, or will be at Closing, a party and the consummation of the Contemplated Transactions by the Buyer are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement and each Ancillary Agreement to which the Buyer is, or will be at Closing, a party (a) have been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by the Buyer and (b) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

Section 5.3. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is, or will be at Closing, a party or (b) consummation of the Contemplated Transactions by the Buyer.

Section 5.4. Noncontravention. Neither the execution, delivery and performance by either of the Buyer of this Agreement or any Ancillary Agreement to which it is, or will be at Closing, a party nor the consummation of the Contemplated Transactions will:

(a) assuming the taking of any action by (including the obtaining of each necessary authorization, consent or approval) or in respect of, and the making of all filings with, Governmental Authorities, in each case, violate any provision of any Legal Requirement applicable to the Buyer; or

(b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Governmental Order applicable to or otherwise affecting the Buyer or its assets or properties, (ii) any material Contractual Obligation of the Buyer, or (iii) the Organizational Documents of the Buyer.

Section 5.5. No Brokers. The Buyer has caused no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Sellers could be liable.

Section 5.6. Investment Representations.

(a) The Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933. The Buyer understands that the Shares have not been registered under the Securities Act or any other securities laws and are therefore “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, and the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act of 1933 and applicable securities laws, or an exemption from registration is then available.

(b) The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1. Expenses. Each party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Contemplated Transactions; provided, that all such Seller Transaction Expenses incurred by the Company will be borne by the Sellers as contemplated by Section 2.2.

Section 6.2. Confidentiality.

(a) Confidentiality of the Sellers.

(i) Each Seller acknowledges that the success of the Company after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by such Seller, that the preservation of the confidentiality of such information by such Seller is an essential premise of the bargain between the Sellers and the Buyer, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.2(a)(i). Accordingly, each Seller hereby severally agrees with the Buyer that such Seller, its Affiliates and its and its Affiliate’s Representatives shall not, and that such Seller shall cause its Affiliates and such Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use, any information involving or relating to the Business or the Company (other than in the case of a Seller that is a director, officer or employee of the Company, in the course of fulfilling his or her duties to the Company in such capacity); provided, that the information subject to this Section 6.2(a)(i) will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 6.2(a)(i) will not prohibit any retention of copies of records or disclosure (A) required by any applicable Legal Requirement so long as reasonable prior notice is given to Buyer and the Company of such disclosure and a reasonable opportunity is afforded Buyer and the Company to contest the same or (B) made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions. Each Seller agrees that it shall be responsible for any breach or violation of the provisions of this Section 6.2(a)(i) by any of its Affiliates or its or its Affiliates’ Representatives.

(ii) Notwithstanding the foregoing, each of the parties hereto and their respective Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

(iii) Notwithstanding the foregoing, the New Services Entity shall be entitled to use and disclose confidential information to the extent permitted under Section 9 of the Transition Services Agreement.

(b) If any Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 6.2, Buyer and the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer or the Company under law or in equity:

(i) the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of Buyer and the Company and that money damages may not provide an adequate remedy to Buyer or the Company; and

(ii) the right and remedy to recover from the Seller all monetary damages suffered by Buyer or the Company, as the case may be, as the result of any acts or omissions constituting a breach of this Section 6.2.

Section 6.3. Publicity. No public announcement or disclosure (including any general announcement to employees, customers or suppliers) will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Buyer, the Company and the Sellers’ Representative; provided, that the provisions of this Section 6.3 shall not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review and comment in advance of such disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions.

Section 6.4. Noncompetition and Nonsolicitation.

(a) For the Non-Competition Period (as defined below), each Seller listed on Annex V hereto, severally agrees that neither such Seller nor any Affiliate of such Seller shall engage directly or indirectly, as an owner, employee, consultant or otherwise, in any business activity that is competitive with the Design & Manufacturing Business as it is conducted on the Closing Date; provided, that a Seller will not be deemed so engaged solely by reason of being the owner of less than 5% of the outstanding stock of any publicly-traded corporation. For purposes of this covenant, the phrase “competitive with the Design & Manufacturing Business” shall mean any business that designs or manufactures radio frequency, microwave or millimeter wave components and subsystems for defense or commercial applications that are competitive with any product being offered for sale by the Design & Manufacturing Business as of the Closing Date or that is in development by the Design & Manufacturing Business as of the Closing Date. For the Non-Competition Period, each Seller severally agrees that it shall not and shall not permit, cause or encourage any of such Seller’s Affiliates to, directly or indirectly as an owner, employee, consultant or otherwise, recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of the Company or the Buyer to leave the employ of the Company or the Buyer, except that the New Services Entity shall have the right to offer employment to and hire Anna Graziosi, Sharon Cucchiaro and Barbara Payson, current employees of the Company, and the New Services Entity shall have the right to offer employment to Jan Conant, at the time and subject to the conditions of (including the consent of the Buyer where required) the Transition Services Agreement. For purposes of this Section 6.4, “Non-Competition Period” means (i) in the case of Lamberto Raffaelli and his Affiliates, the period commencing on the Closing Date and ending two years after the expiration of the term of his consulting relationship under the Consulting Agreement and (ii) in the case of all the other Sellers and their respective Affiliates, means the period of two (2) years from the Closing Date.

(b) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.4 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(c) If any Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 6.4, Buyer and the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer or the Company under law or in equity:

(i) the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of Buyer and the Company and that money damages may not provide an adequate remedy to Buyer or the Company; and

(ii) the right and remedy to recover from such Seller all monetary damages suffered by Buyer or the Company, as the case may be, as the result of any acts or omissions constituting a breach of this Section 6.4.

(d) Sellers acknowledge that the restrictions contained in this Section 6.4 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. The covenants contained in this Section 6.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.5. Interest on Overdue Amounts; Set-Offs. (a) For purposes of this Agreement, in the event any payment is due under this Agreement and not paid when due, such overdue amount shall bear interest from the third Business Day after the date due up to and including the date of payment, at a rate per annum of 6.00%. In addition, in the event that the Buyer or the Seller’s Representative disputes that any amount is due and owing under this Agreement (including without limitation pursuant to Section 2.7, Article IX or Article X), when the disputed amount is resolved, the party paying such amount shall also pay interest from the date first disputed until paid, at 6.00% per annum.

(b) The Buyer and the Company may set off any amount it owes under this Agreement to any Seller against any amount owed by such Seller to the Buyer or the Company; provided that except as provided in the last sentence of Section 10.9, the Buyer and the Company will not set off against amounts owed to the Sellers in order to satisfy a claim for indemnification under Article IX if at that time there are sufficient funds held pursuant to the Escrow Agreement to satisfy such claim that are not subject to another pending claim under the Escrow Agreement.

Section 6.6. Further Assurances. From and after the Closing Date, upon the request of either the Sellers’ Representative or the Company, each of the parties hereto shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. Except for the hirings permitted under Section 6.4(a), at any time prior to two (2) years after the Closing Date no Seller shall take any action that is specifically designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Company or other Person with whom the Company has a relationship from maintaining the same relationship with the Company after the Closing as it maintained prior to the Closing.

Section 6.7. Certain Employment and Employee Benefits Matters. Except as otherwise provided herein Buyer and the Company are under no obligation to hire or retain any employee, independent contractor or consultant, or, except as provided pursuant to any Contractual Obligation disclosed in Section 3.14 or Section 3.15 of the Company Disclosure Schedule, provide any employee, independent contractor or consultant with any particular benefits, or make any payments or provide any benefits to those employees, independent contractors or consultants whom the Buyer or the Company chooses not to employ or subsequently terminates, except as otherwise required by applicable law.

Section 6.8. Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six (6) years after the Closing Date, in the event of any threatened or actual Action, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the Closing, a director or officer of the Company (the “Indemnified Parties”) is, or is threatened to be, made a party thereto based in whole or in part on (i) the fact that such person is or was a director or officer of the Company or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before, on or after the Closing, the Company shall indemnify and hold harmless such person from and against such Action to the full extent required under, and subject to the terms and conditions of, the Company’s Articles of Organization as in effect on the date hereof.

(b) Prior to the Closing Date, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Sellers’ Representative that shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. The cost of such coverage shall be a Seller Transaction Expense.

(c) The provisions of this Section 6.8 are intended to be for the benefit of, and enforceable by, each Indemnified Party and such Indemnified Party’s estate, administrators, executors, heirs and representatives, and nothing herein shall affect any indemnification rights that any such person may have under the Company’s Organizational Documents, any contract or applicable law.

(d) The obligations of the Buyer and the Company under this Section 6.8 shall continue in full force and effect for a period commencing as of the Closing and ending as of the sixth anniversary of the Closing Date; provided, that all rights to indemnification in respect of any matter for which indemnification under this Section 6.8 has been asserted or made within such period shall continue until the final disposition of such matter.

(e) In the event that all or substantially all of the business or assets of the Company are sold, whether by merger, consolidation, sale of assets or securities or otherwise, in one transaction or a series of transactions, then the Buyer and the Company shall, in each such case, take action to ensure that the successors and assigns of the Company assume the obligations set forth in this Section 6.8. The provisions of this Section 6.8 shall apply to all of the successors and assigns of the Company.

Section 6.9. Release by Sellers. Effective as of the Closing, each of the Sellers hereby releases the Company, its successors and assigns and its Affiliates, directors and officers from any claim, demand, lien, liability, debt, right, set-off, trespass, tort, wrong, covenant, action, suit, expense, damage, judgment, order and liability of whatever kind or nature, in law or in equity, under contract, in tort, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden, that were or could have been asserted in any suit, arbitration or mediation, in any jurisdiction, state, federal or otherwise, under any law, state, federal or otherwise, arising out of or relating to, in whole or in part, any action, omission, incident, event, fact or circumstance existing or occurring on or prior to the Closing Date (collectively, “Claims”) and relating to (i) any claim that such Seller or any Affiliate or Family Member of such Seller has any right to acquire (by purchase or otherwise) any Equity Interest in the Company or any subsidiary of the Company, receive any bonus or similar amount from the Company or any subsidiary of the Company (other than with respect to bonus plans identified on Schedule 3.14 hereto) or acquire any asset of the Company or any subsidiary of the Company, other than in the case of any Phantom Plan Participants, the payments to be made pursuant to the Phantom Plan Payment Agreement, in the case of Mr. Raffaelli, payments to be made pursuant to the Consulting Agreement, and, in the case of ELT, any claims arising under any Contractual Obligation to which ELT is a party and disclosed in Section 3.16 of the Company Disclosure Schedule, and (ii) any Claims relating to the bonuses paid pursuant to Section 7.1(b) below or the share transfers described in Section 7.1(c) below or related to the payments to be made pursuant to the Phantom Plan Payment Agreement (other than, with respect to any Seller that is a Phantom Plan Participant, any claim for payment under the Phantom Plan Payment Agreement).

Section 6.10. Termination of Certain Agreements.

(a) Effective on the Closing, Sellers and the Company hereby agree that the Stockholders’ Agreement dated February 21, 2003, as amended to date (the “Stockholders Agreement”), shall automatically terminate and be of no further force and effect.

(b) The Company agrees that effective at the Closing it will terminate the 2007 Special Cash Incentives Plan so no more awards may be made thereunder, and deliver evidence of such termination to the Buyer at the Closing.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE BUYER AT THE CLOSING

The obligations of the Buyer to consummate the Contemplated Transactions is subject to the fulfillment, or, to the extent permitted by law, waiver by the Buyer, of each of the following conditions:

Section 7.1. Completion of Certain Transfers. (a) The Company shall have completed the Services Business Transfer in form and substance reasonably satisfactory to the Buyer and its counsel.

(b) The Company shall have paid the bonuses set forth on Section 7.1(b) of the Company Disclosure Schedule.

(c) Mr. Raffaelli shall have transferred the Shares referred to in Section 10.8, and shall have received any approvals or waivers required under the Stockholders Agreement to effect such transfers, and the Buyer shall have received reasonably satisfactory evidence of the foregoing.

Section 7.2. Receipt of Third-Party Valuation of the Services Business and Tax Basis Computation. The Company shall have obtained, at the sole expense of the Sellers, from a third-party valuation firm a report on the value of the Services Business in form and substance reasonably satisfactory to the Buyer and its counsel. The Company shall also provide to the Buyer a detailed tax basis computation for the Services Business.

Section 7.3. Delivery of Securities; Instruments of Transfer. Each of the Shareholders will have delivered to Buyer a certificate or certificates, duly endorsed (or accompanied by one or more duly executed transfer powers) evidencing all of the Shares to be transferred to Buyer hereunder by such Shareholder.

Section 7.4. Delivery of Closing Certificates. The Company and the Sellers shall have delivered to the Buyer the following:

(a) Secretary’s Certificate: A certificate, dated as of the Closing Date, signed by the Secretary of the Company certifying as to (i) the names and incumbency of each of the officers of the Company executing this Agreement or any Ancillary Agreement, (ii) the Organizational Documents of the Company, (iii) all resolutions adopted by the Board of Directors of the Company in connection with this Agreement and the Contemplated Transactions, and (iv) such other matters as reasonably requested by counsel for the Buyer;

(b) FIRPTA Certificate: A certificate in the form of Exhibit E, dated as of the Closing Date, signed by the Chief Financial Officer of the Company; and

(c) Good Standing Certificate. A certificate of good standing with respect to the Company issued by the Secretary of State’s Office of the Commonwealth of Massachusetts, as of a recent date.

Section 7.5. Execution of Consulting Agreement. Lamberto Raffaelli shall have executed the Consulting Agreement with the Buyer.

Section 7.6. Escrow Agreement. The Buyer, the Sellers’ Representative and the Escrow Agent shall have executed the Escrow Agreement.

Section 7.7. Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

Section 7.8. Absence of Litigation. No Action will be pending or threatened which seeks a Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions, or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

Section 7.9. Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions listed in Schedule 7.9 will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Buyer, and no such authorization, consent or approval will have been revoked.

Section 7.10. Proceedings and Documents. All corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Buyer and its counsel, and they will have received all such counterpart original and other copies of such documents as they may reasonably request.

Section 7.11. Ancillary Agreements. Each of the Ancillary Agreements will have been executed and delivered to the Buyer by each of the other parties thereto.

Section 7.12. Resignations. The Buyer will have received the resignations, effective as of the Closing, of each officer and director of the Company.

Section 7.13. Payoff Letters and Lien Releases, etc. The Company will have obtained and delivered to the Buyer customary payoff letters and lien release documentation reasonably satisfactory to the Buyer and its counsel and lenders relating to the repayment of all Debt to be repaid at the Closing and the termination of all Encumbrances on any Assets securing any such Debt.

ARTICLE VIII

CONDITIONS TO THE SELLERS’ OBLIGATIONS AT THE CLOSING

The obligations of the Sellers to consummate the Contemplated Transactions is subject to the fulfillment, or, to the extent permitted by law, waiver by the Sellers’ Representative (who shall act for all the Sellers for such purposes) of each of the following conditions:

Section 8.1. Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

Section 8.2. Absence of Litigation. No Action will be pending or threatened which seeks a Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

Section 8.3. Proceedings and Documents. All corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Sellers’ Representative and the Company’s counsel, and they will have received all such counterpart original and other copies of such documents as they may reasonably request.

Section 8.4. Ancillary Agreements. Each of the Ancillary Agreements to which the Sellers or the Sellers’ Representative are party will have been executed and delivered to the Sellers’ Representative by each of the other parties thereto (other than the Company, the Sellers, and the Sellers’ Representative).

ARTICLE IX

INDEMNIFICATION

Section 9.1. Indemnification by the Sellers.

(a) Indemnification. Subject to the limitations set forth in this Article IX, from and after the Closing, each Seller shall severally, and not jointly, in accordance with its respective Applicable Indemnity Percentage (or in the case of clauses (iii) and (iv) below, severally and solely as to itself) indemnify and hold harmless the Buyer and its Subsidiaries (including, following the Closing, the Company) (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), actually incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or relating to:

(i) any breach of, or inaccuracy in, any representation, warranty or statement made by the Company in Article III of this Agreement (in each case, assuming that all qualifications contained in this Agreement and the Company Disclosure Schedule as to materiality, the phrase “substantial compliance”, the words “material” and “materially” and all similar phrases and words were deleted therefrom);

(ii) any breach or violation of any covenant or agreement of the Company in this Agreement, to the extent required to be performed or complied with by the Company at or prior to the Closing;

(iii) any breach of, or inaccuracy in, any representation, warranty or statement made by such Seller in Article IV of this Agreement;

(iv) any breach or violation of any covenant or agreement of such Seller (including under this Article IX) in this Agreement;

(v) any liabilities or obligations of any nature to the extent relating to the Services Business and any liabilities or obligations subject to the Company’s indemnification rights under the Services Business Transfer Agreement;

(vi) any liabilities or obligations relating to the Phantom Equity Plans, other than payments required to be paid pursuant to the terms of the Phantom Plan Payment Agreement; and

(vii) any Seller Transaction Expenses that were not paid prior to Closing or reflected in the Purchase Price adjustment process pursuant to Section 2.2.

(b) Monetary Limitation. The obligations to indemnify the Buyer Indemnified Persons pursuant to Sections 9.1(a)(i) and 9.1(a)(iii) shall be subject to the following limitations:

(i) the Sellers will not be responsible for any single Loss (or series of similar or related Losses arising from similar actions or states of fact) of less than $20,000, except that this clause (i) shall not apply to any claims pursuant to Section 9.1(a)(i) in respect of breaches of, or inaccuracy in, the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.3 (Authorization of Governmental Authorities), 3.4(a) (Noncontravention), 3.5 (Capitalization of the Company), 3.8 (Debt; Guarantees), 3.13 (Tax Matters), 3.17 (Related Party Transactions), and 3.23 (No Brokers) and shall not apply to any claims for indemnification pursuant to Section 9.1(a)(iii);

(ii) the Sellers will not be responsible for any Losses unless and only to the extent that the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons (excluding Losses excluded under clause (i) above) exceeds $300,000, except that this clause (ii) shall not apply to any claims pursuant to Section 9.1(a)(i) in respect of breaches of, or inaccuracy in, the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.3 (Authorization of Governmental Authorities), 3.4(a) (Noncontravention), 3.5 (Capitalization of the Company), 3.8 (Debt; Guarantees), 3.17 (Related Party Transactions), and 3.23 (No Brokers) and shall not apply to any claims for indemnification pursuant to Section 9.1(a)(iii); and

(iii) the maximum liabilities of the Sellers pursuant to Section 9.1(a)(i) shall not exceed an amount equal to 15% of the Base Purchase Price (the “Standard Cap”), except that the total liability of the Sellers pursuant to Section 9.1(a)(i) in respect of breaches of or inaccuracies in the representations and warranties in Sections 3.1 (Organization) (first two sentences only), 3.2(a) (Contemplated Transactions), 3.4 (Noncontravention), 3.5 (Capitalization of the Company), 3.8 (Debt; Guarantees) and 3.13 (Tax Matters), shall not exceed the Base Purchase Price and the total liability of any

Seller pursuant to Section 9.1(a)(iii) relating to any claim in respect of any breaches of or inaccuracies in the representations and warranties in Section 4.3 shall not exceed the Standard Cap and the total liability of any Seller under Section 9.1(a)(iii) shall not exceed the total proceeds paid (or that would be payable absent the claim for indemnity) to such Seller pursuant to this Agreement.

Claims for indemnification pursuant to any other provision of Section 9.1(a) are not subject to the monetary limitations set forth in this Section 9.1(b).

(c) Other Limitations. Notwithstanding anything to the contrary contained herein, no Seller shall be liable for more than its Applicable Indemnity Percentage of any Loss subject to indemnification under Sections 9.1(a)(i), 9.1(a)(ii), Section 9.1(a)(v), Section 9.1(a)(vi) or Section 9.1(a)(vii). The Sellers shall have no obligation to indemnify or hold harmless the Buyer Indemnified Parties for any matter to the extent addressed in the final determination of Net Working Capital, including any reserves, pursuant to Section 2.6.

(d) As an example of the application of the various dollar-denominated thresholds and limits set forth above, with respect to ELT, whose Applicable Indemnity Percentage is 24.110% with respect to Losses fully covered by the Escrowed Amount and 26.958% with respect to Losses not fully covered by the Escrowed Amount:

•

ELT shall be responsible for a portion of the claims made under Section 9.1(a)(i), (ii), (v), (vi) or (vii), based on its Applicable Indemnity Percentage, and subject, if applicable, to the threshold, deductible and cap amounts set forth in paragraphs (b) (i), (ii) and (iii) above;

•	ELT shall be responsible for all of the claims made under Section 9.1(a)(iii) or (iv) relating to a breach of or inaccuracies in any of its representations, warranties or covenants;

•	ELT’s maximum liability will not exceed the total proceeds paid (or that would be payable absent the claim for indemnity) to it pursuant to this Agreement; and

•

ELT shall not be responsible under Sections 9.1(a)(iii) or (iv) for, and its share of the Escrowed Amount shall not be diminished by, breaches by other Sellers of their own representations, warranties and covenants.

Section 9.2. Indemnification by the Buyer. Subject to the limitations set forth in this Article IX, from and after the Closing, the Buyer shall indemnify and hold harmless each of the Sellers (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses actually incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to:

(i) any breach of, or inaccuracy in, any representation, warranty or statement made by the Buyer in Article V of this Agreement; or

(ii) any breach or violation of any covenant or agreement of the Buyer (including under this Article IX) or any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing, in either case in this Agreement.

Section 9.3. Time for Claims; Notice of Claims.

(a) Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 9.1(a)(i), 9.1(a)(iii) or 9.2(i) for any breach of, or inaccuracy in, any representation, warranty or statement unless a claim is made by written notice provided to the Indemnifying Party:

(i) at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.1 (Organization) (first two sentences only), 3.2(a) (Power and Authorization), 3.4 (Noncontravention), 3.5 (Capitalization), 3.8 (Debt), 3.23 (No Brokers), 4.1 (Organization), 4.2 (Power and Authorization), 4.4(b) (Noncontravention of Governmental Order, Material Contractual Obligations or Organizational Documents of Sellers), 4.5 (Title), 4.6 (No Brokers), 5.1 (Organization), 5.2 (Power and Authorization), 5.4(b) (Noncontravention of Governmental Order, material Contractual Obligations or Organizational Documents of Buyer), or 5.5 (No Brokers);

(ii) at any time prior to the thirtieth (30) day following the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Section 3.13 (Tax Matters);

(iii) at any time prior to the fourth anniversary of the Closing Date, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Section 3.l1 (Intellectual Property) and at any time prior to the third anniversary of the Closing Date, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Section 3.12 (Legal Compliance); and

(iv) at any time prior to August 31, 2012, the case of any breach of, or inaccuracy in, any other representation, warranty or statement in this Agreement.

Claims for indemnification pursuant to any other provision of Sections 9.1(a) and 9.2(a) are not subject to the limitations set forth in this Section 9.3.

(b) Written Notice of Indemnification Claims. In the event that any Indemnified Person wishes to make a claim for indemnification under this Article IX, the Indemnified Person shall give written notice of such claim to each Indemnifying Party (with all notices to the Sellers being given to the Sellers’ Representative) within the applicable time limitations contained in Section 9.3(a). Any such notice shall describe such claim and the material facts and circumstances upon which such claim is based, in each case, in reasonable detail in light of the facts then known to the Indemnified Person; provided, that no defect in the information contained in such notice from the Indemnified Person to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this Article IX, except to the extent such failure to include information actually and materially prejudices such Indemnifying Party. In connection with such claim, the Indemnified Person shall cooperate fully with the reasonable requests of the Indemnifying Party and make available to the Indemnifying Party all pertinent information and personnel under its control reasonably requested by the Indemnifying Party.

Section 9.4. Third Party Claims.

(a) Notice of Third Party Claims. Promptly after receipt by an Indemnified Person of written notice of the assertion of a claim by any Person who is not a party to this Agreement (a “Third Party Claim”) that may give rise to an Indemnity Claim against an Indemnifying Party under this Article IX, the Indemnified Person shall give written notice thereof to the Indemnifying Party, which shall include a copy of all papers served with respect to such Third Party Claim, if any; provided, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article IX, except to the extent such delay prejudices the Indemnifying Party or such notice is not provided as required in Section 9.3.

(b) Assumption of Defense, etc. The Indemnifying Party will be entitled to assume the entire control of the defense of any Third Party Claim that is the subject of a notice given by or on behalf of any Indemnified Person pursuant to Section 9.4(a), including, at its own expense, employment of counsel of its choice reasonably satisfactory to the Indemnified Person, and in connection therewith, the Indemnified Person shall cooperate fully with the reasonable requests of the Indemnifying Party and make available to the Indemnifying Party all pertinent information and personnel under its control reasonably requested by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume or continue to control the defense of any Third Party Claim in any of the following circumstances:

(i) the Indemnifying Party(ies) does not give written notice that they or it will defend the Third Party Claim to the Indemnified Person within thirty (30) days after the Indemnified Person has given notice of the Third Party Claim under Section 9.4(a);

(ii) the Indemnifying Party does not give written notice, within ninety (90) days after the Indemnified Person has given notice of the Third Party Claim under Section 9.4(a), stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Person from and against the entirety of any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (subject to any applicable threshold amount, deductible amount and cap on liability referred to in Section 9.1 or Section 9.2);

(iii) the Indemnifying Party does not provide the Indemnified Person with reasonable evidence that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its potential indemnification obligations hereunder;

(iv) the Third Party Claim involves non-monetary claims for relief or seeks an injunction or other equitable relief against the Indemnified Person;

(v) the Indemnified Person has been advised by counsel that a material actual or potential conflict exists between the Indemnified Person and the Indemnifying Party in connection with the defense of the Third Party Claim;

(vi) the Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory enforcement Action, other than a regulatory Action that by its terms is limited solely to the pursuit of monetary relief and could not result in any disbarment, loss of qualification, change in business operations or other non-monetary impact on the business of the Buyer or the Company; or

(vii) the Indemnifying Party does not conduct the defense of the Third Party Claim diligently.

The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate reasonably (but not control) in the defense of the Third Party Claim.

(c) Limitations on Indemnifying Party Control. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed, unless, subject to the other terms hereof, such judgment, compromise or settlement (i) provides for the payment of money as sole relief for the claimant, (ii) results in the full and general release of all Indemnified Persons from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Person.

(d) Indemnified Person’s Control. If the Indemnifying Party does not assume control or is otherwise not entitled to assume control or loses the right to continue to control the defense of any Third Party Claim as contemplated by Section 9.4(b), the Indemnified Person may defend the Third Party Claim in any reasonable manner; provided, however, the Indemnified Person shall not consent to the entry of any judgment and shall not enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed. In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Section 9.4(d):

(i) the Indemnifying Party may retain separate co-counsel at its sole cost and expense and participate reasonably (but not control) in the defense of the Third Party Claim;

(ii) to the extent provided in the Escrow Agreement, the Indemnifying Party will advance the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses); and

(iii) the Indemnifying Party will remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the extent provided in this Article IX.

Section 9.5. Consent to Jurisdiction Regarding Third Party Claim. The Buyer, each of the Sellers and the Sellers’ Representative, each hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Person for purposes of any claim in the nature of impleader or similar actions which such Indemnified Person may have against any such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim and where the Indemnified Party would be materially prejudiced if it did not bring the Sellers or Sellers’ Representative into such proceeding, and in furtherance thereof, the provisions of Section 11.9 are incorporated herein by reference, mutatis mutandis.

Section 9.6. No Circular Recovery. Each Seller hereby agrees that it will not make any claim for indemnification against the Buyer or the Company, under Section 6.8 of this Agreement or otherwise, by reason of the fact that such Seller was a controlling person, director, employee or Representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Legal Requirement, Organizational Document, Contractual Obligation or otherwise) with respect to any claim brought by a Buyer Indemnified Person against any Seller under this Agreement. With respect to any claim brought by a Buyer Indemnified Person against any Seller under this Agreement, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by such Seller pursuant to this Article IX.

Section 9.7. Other Limitations and Provisions. In addition to the other limitations on indemnification set forth herein:

(a) No Indemnifying Party shall have any indemnification obligation for punitive, exemplary or special damages except to the extent amounts in respect of any such type of damages are paid or payable to a third party in respect of a claim by it.

(b) In no event shall any Seller have any obligation to make indemnification payments in excess of the cash proceeds actually received by such Seller pursuant to Article II, the Escrow Agreement or Article X.

(c) Except to the extent of the Escrowed Amount on account of breaches by the Company, in no event shall any Seller be responsible or liable for any obligation of any other Seller.

(d) The parties hereto acknowledge that nothing in this Agreement is intended to create any contractual duty to mitigate Losses or is intended to limit any party’s obligation to mitigate Losses under applicable law.

(e) Notwithstanding anything contained in this Agreement to the contrary, the amount of any indemnification payment pursuant to this Agreement shall be (a) reduced by the amount of any Tax benefit (as defined below) actually realized by the Indemnified Person, and (b) increased to take into account any net tax cost actually incurred by the Indemnified Person as a result of the accrual or receipt of any such indemnity payment (grossed up for such increase). Any indemnification payment under this Article IX or Article X shall initially be made without regard to this Section 9.7(e) and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnified Person has actually realized such cost or benefit. For purposes of this Agreement (other than Section 10.8), an Indemnified Person shall be deemed to have “actually realized” a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Person is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Person would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Loss or Taxes, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination with respect to the Indemnified Person’s liability for Taxes, and payments between the parties to this Agreement to reflect such adjustment shall be made if necessary. The determination of whether there has been a Tax cost or Tax benefit shall be made solely at the Indemnified Person’s good faith discretion. For purposes of this Section 9.7(e), the Indemnified Person shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Loss. Nothing in this Section 9.7(e) will require any party to alter its tax position or otherwise give up any right related to taxes in order to claim a Tax benefit for purposes of this Section 9.7(e).

(f) Notwithstanding anything contained in this Agreement to the contrary, but subject to the next sentence, no party shall be entitled to recover an amount pursuant to this Article IX, to the extent that such party or any of its Affiliates has already recovered such amount (calculated net of the costs incurred to collect such amount) from an insurance company. Nothing in this Section 9.7(f) or otherwise in this Agreement is intended to require any party to pursue claims against any insurer or to waive or modify the subrogation or similar rights of any insurer of any Person.

Section 9.8. Knowledge and Investigation. The right of any Buyer Indemnified Person or Seller Indemnified Person to indemnification pursuant to this Article IX will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to in Sections 9.1 and 9.2. The waiver of any condition contained in this Agreement or in any Ancillary Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Buyer Indemnified Person or Seller Indemnified Person to indemnification pursuant to this Article IX based on such representation, warranty, covenant or agreement.

Section 9.9. Escrowed Amount. In addition to the other limitations on indemnification set forth herein, the Buyer shall first seek a remedy from the Escrowed Amount pursuant to the Escrow Agreement with respect to any indemnification claim asserted hereunder before seeking to recover any Losses directly from any Sellers. On August 31, 2012 (the “Release Date”), as provided in the Escrow Agreement certain amounts held in escrow will be released to the Sellers and Phantom Plan Participants, and thereafter any remaining amounts will be distributed to Buyer Indemnified Persons, the Sellers or Phantom Plan Participants as provided in the Escrow Agreement. As set forth in more detail in the Escrow Agreement, the

Escrow Agent shall distribute to each Seller its Combined Percentage thereof, in each case less any amount that has previously been paid to the Buyer from the Escrow Amount on account of indemnity claims against such Seller pursuant to Section 9.1(a)(iii) or (iv), and as provided in the Phantom Plan Payment Agreement will remit to each Phantom Plan Participant its Combined Percentage thereof. As set forth in more detail in the Escrow Agreement, promptly as practicable following the resolution of each pending indemnification claim which was outstanding as of the Release Date (other than claims solely against one Seller arising under Section 9.1(a)(iii) or (iv), in which case after the resolution of the pending indemnification claim any related portion of the Escrowed Amount that is not released to the Buyer will be released solely to the applicable Seller), the Escrow Agent shall distribute to each Seller and each Phantom Plan Participant its Combined Percentage of the excess, if any, of (a) the amount so withheld with respect to such pending indemnification claim as of the Release Date, over (b) the amount used to satisfy the indemnification obligation of the Sellers pursuant to this Article IX and Phantom Plan Participant pursuant to the Phantom Plan Payment Agreement with respect to such pending indemnification claim.

Section 9.10. Remedies Cumulative. The rights of each Buyer Indemnified Person and Seller Indemnified Person under this Article IX are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article IX without regard to the availability of a remedy under any other provision of this Article IX.

Section 9.11. Remedies Exclusive. The remedies provided in this Article IX and Article X shall be the exclusive remedies of the parties hereto after the closing for monetary damages in connection with the transactions contemplated by this Agreement (other than for actual fraud), including any breach or non-performance of any representation, warranty, covenant or agreement contained herein and except that any party to any Ancillary Agreement may bring any action it chooses, outside of this Article IX, for any claim under that Ancillary Agreement. No party may commence any suit, action or proceeding against any other party hereto or any of their respective Affiliates (or any other Person) with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce such party’s express rights under this Article IX and Article X and any claim for specific performance pursuant to Sections 6.2, 6.4 or 11.10 and except that any party to any Ancillary Agreement may bring any action it chooses, outside of this Article IX, for any claim under that Ancillary Agreement. The provisions of Article IX were specifically bargained for and reflected in the amounts payable to the Sellers in connection with the transactions contemplated hereby.

ARTICLE X

TAX MATTERS

Section 10.1. Tax Indemnification. From and after the Closing Date, each Seller shall severally, and not jointly, in accordance with their respective Applicable Indemnity Percentages indemnify and hold harmless each Buyer Indemnified Person from, against and in respect of any and all Losses that constitute or that result from, arise out of or relate to, directly or indirectly (a) Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Legal Requirement, (c) any and all Taxes of any Person imposed on the Company as a transferee or successor, pursuant to a Contractual Obligation entered into at any time at or prior to the Closing, or otherwise and (d) any and all Taxes related to the Service Business Transfer and issuance of Equity Interests in the New Services Entity and distribution of these Equity Interests to the Sellers, in each case unless such Taxes were taken into account in determining Net Working Capital pursuant to Section 2.6.

Section 10.2. Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Company based upon or measured by net income or gain for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest will be deemed to terminate at such time). The amount of Taxes other than Taxes of the Company based upon or measured by net income or gain for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 10.3. Tax Sharing Agreements. All Tax sharing agreements or similar Contractual Obligations and all powers of attorney with respect to or involving the Company will be terminated prior to the Closing and, after the Closing, the Company will not be bound thereby or have any Liability thereunder.

Section 10.4. Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions, will be paid by the Sellers when due out of the funds held in the escrow account maintained pursuant to the Escrow Agreement. The Sellers’ Representative will, at the expense of the Sellers, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Legal Requirements, the Buyer will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

Section 10.5. Cooperation on Tax Matters. The Buyer, the Company, the Sellers’ Representatives and the Sellers will cooperate fully, as and to the extent reasonably requested by any of the Buyer, the Company or the Sellers’ Representatives, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other parties.

Section 10.6. Control. The Company shall promptly notify the Sellers’ Representative in writing upon receipt by the Company of a written notice of any pending or threatened Tax audits or assessments with respect to Taxes for any Pre-Closing Tax Periods

(“Tax Contest Claims”); provided, however, no failure or delay by the Company to provide notice of a Tax Contest Claim shall reduce or otherwise affect the obligation of the Sellers hereunder except to the extent the defense of such Tax Contest Claim is prejudiced thereby. The Sellers’ Representative shall have the right to control the conduct of any issues in any such Tax Contest Claim; provided, that (i) the Sellers’ Representative shall have confirmed in writing that the Sellers are obligated hereunder to indemnify Buyer with respect to such Tax Contest Claim, (ii) the Sellers’ Representative shall keep the Company informed regarding the progress and substantive aspects of any such Tax Contest Claim, including providing the Company with all written materials relating to such Tax proceeding received from the relevant taxing authority and all written materials submitted to such taxing authority by the Sellers’ Representative, (iii) the Company shall be entitled to participate in any such Tax Contest Claim, including having an opportunity to comment on any written materials prepared in connection with any such Tax Contest Claim and attending any conferences relating to any such Tax Contest Claim and (iv) the Sellers’ Representative shall not compromise or settle any such Tax Contest Claim without obtaining the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed. The Company shall control the conduct of any issues in any Tax Contest Claim in respect of Taxes for Straddle Periods; provided, that (i) the Company shall keep the Sellers’ Representative informed regarding the progress and substantive aspects of any such Tax Contest Claim, including providing the Sellers’ Representative with all written materials relating to such Tax proceeding received from the relevant taxing authority and all written materials submitted to such taxing authority by Buyer or the Company, (ii) the Sellers’ Representative shall be entitled to participate in any such Tax Contest Claim, including having an opportunity to comment on any written materials prepared in connection with any such Tax Contest Claim and to attend any conferences relating to any such Tax Contest Claim and (iii) the Company and the Buyer (to the extent it has any authority to compromise or settle Tax Contest Claims) shall not compromise or settle any such Tax Contest Claim without obtaining the Sellers’ Representative’s prior written consent, which consent shall not be unreasonably withheld or delayed. In the event of any conflict between the provisions of this Section 10.6 and any other Section of this Agreement, this Section 10.6 shall control.

Section 10.7. Purchase Price Adjustment. The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable law.

Section 10.8. Tax Benefits Attributable to Seller Transaction Expenses, Option Exercises, Phantom Equity Plan Payouts and Share Transfers. In the event that any Seller Transaction Expenses, Option exercises or Phantom Equity Plan Payouts are properly reportable in compliance with all applicable Legal Requirements as deductions by the Company or any of its Affiliates (on the Company’s consolidated federal income Tax Return, on any other consolidated, combined or unitary Tax Return of the Company under state, local or foreign Tax law, or otherwise) in a Post-Closing Tax Period, then the Buyer shall pay to the Sellers an amount of cash equal to the amount of any related Tax Benefits within 7 Business Days following the date of filing of the Tax Return on which such Tax Benefits are reported by the Company or any of its Affiliates. For purposes of this Section 10.8, “Tax Benefits” means the excess of (a) the hypothetical aggregate Tax liability that would have been reported on the applicable Tax Return of the Company and its Affiliates for a Post-Closing Tax Period determined without regard to the payment of any of the applicable Seller Transaction Expenses, the exercise of any Options or any Phantom Equity Plan Payouts over (b) the actual aggregate Tax liability of the Company and its Affiliates reported on the applicable Tax Return for such Post-Closing Tax Period. The Buyer shall be entitled to use all other available deductions before using any Seller Transaction Expenses, Option exercises or Phantom Equity Plan Payouts to reduce taxable income in such Post-Closing Tax Period. The determination of any Tax Benefits shall be made by the Buyer in good faith consistent with the three preceding sentences, and, upon written request by the Sellers’ Representative, the Buyer shall provide to the Sellers’ Representative a calculation supporting the Buyer’s determination of such Tax Benefits; provided, however, that this Section 10.8 shall not be construed to require Buyer or any of its Affiliates to make available its Tax Returns (or any other information relating to Taxes that is deemed confidential) to any Seller, the Sellers’ Representative or any other Person. To the extent allowed by all applicable Legal Requirements, the transfer of shares of the Company’s capital stock by Lamberto Raffaelli as described below on or prior to the Closing Date shall be treated for Tax purposes and for all purposes of this Section 10.8 as a contribution of such shares by Lamberto Raffaelli to the capital of the Company immediately followed by a transfer of such shares by the Company to such employee as compensation arising in a Pre-Closing Tax Period in accordance with Treasury Regulations section 1.83-6(d). Lamberto Raffaelli hereby confirms that prior to the execution and delivery of this Agreement he transferred shares in compliance with the Stockholders Agreement as follows: 15,000 to Frederick Schindler, 15,000 to Michael Groden and 10,000 to Philip Beucler, and that he has not at any time after September 30, 2010 made any other transfer of Shares.

Section 10.9. Refunds. The amount of any refunds of Taxes of the Company for any Pre-Closing Tax Period shall be for the account of Sellers. Notwithstanding the foregoing, any such refunds of Taxes shall be for the account of Buyer to the extent such refunds of Taxes are attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period, of items of loss, deduction or credit, or other Tax items, of the Company (or any of its Affiliates, including Buyer) other than any Seller Transaction Expenses, Option exercises and Phantom Equity Plan Payouts subject to Section 10.8. The amount of any other refunds of Taxes of the Company shall be for the account of the Buyer. Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount of a refund to Tax the amount of such refund, within ten (10) days after such refund is received. The Buyer and its Affiliates shall, if the Sellers’ Representative so requests, cause the Company to file for and use its commercially reasonable efforts to obtain any such Tax refund for a Pre-Closing Tax Period. Any refund of Tax payable to Sellers pursuant to this Section 10.9 shall first be reduced by any unpaid indemnifiable amounts that Sellers owe under Section 10.1 relating to Taxes payable with respect to the Services Business Transfer and all related distributions of the Equity Interests of the New Services Entity.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

If to the Company (prior to the Closing), to:

8B Industrial Way

Salem, NH 03079

Telephone number: (603) 898-6800

Facsimile number: (603) 898-6860

Attention: Lamberto Raffaelli

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Telephone number: 617-248-5148

Facsimile number: 617-248-4000

Attention: Robert V. Jahrling

If to the Buyer (or to the Company after the Closing), to:

201 Riverneck Road

Chelmsford, MA 01824

Telephone number: (978) 967-1788

Facsimile number: (978) 256-0013

Attention: Gerald M. Haines II

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP

One Federal Street

Boston, MA 02110-1726

Telephone number: (617) 951-8852

Facsimile number: (617) 428-6419

Attention: John R. Utzschneider

If to any of the Sellers, to such Seller in care of the Sellers’ Representative, and if to the Sellers’ Representative, to:

8B Industrial Way

Salem, NH 03079

Telephone number: (603) 898-6800

Facsimile number: (603) 898-6860

Attention: Lamberto Raffaelli

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Telephone number: 617-248-5148

Facsimile number: 617-248-4000

Attention: Robert V. Jahrling

Each of the parties to this Agreement may specify a different address or addresses or facsimile number or facsimile numbers by giving notice in accordance with this Section 11.1 to each of the other parties hereto.

Section 11.2. Succession and Assignment; No Third-Party Beneficiaries. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties (with the Sellers’ Representative acting for all of the Sellers), and any attempt to do so will be null and void ab initio; provided, that (a) the Buyer may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the Buyer is not relieved of any liability or obligations hereunder, (b) the Buyer may assign this Agreement and any or all of its rights and interest hereunder to any purchaser of all or substantially all its assets or designate such purchaser to perform its obligations hereunder, subject to Section 2.7(h), (c) the Buyer may assign certain obligations as provided in Section 2.7(h) and (d) any of the Buyer Indemnified Persons may collaterally assign any or all of its rights and obligations hereunder to any provider of debt financing to it or any of its Affiliates. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, it is hereby acknowledged and agreed by the parties hereto that an Indemnified Person that is not party hereto is intended to be an express third party beneficiary of Article IX of this Agreement.

Section 11.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, the Company and the Sellers’ Representative (acting for all of the Sellers), or in the case of a waiver, by the party (or in the case of any or all of the Sellers, by the Sellers’ Representative) against whom the waiver is to be effective. No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 11.4. Provisions Concerning the Sellers’ Representative.

(a) Appointment. Each Seller hereby irrevocably appoints Lamberto Raffaelli as the sole and exclusive agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement and the Contemplated Transactions, with full and exclusive power and authority to act on such Seller’s behalf (the “Sellers’ Representative”). The appointment of the Sellers’ Representative hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Seller. Without limiting the generality of the foregoing, the Sellers’ Representative is hereby authorized, on behalf of the Sellers, to:

(i) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Seller necessary to effectuate the Closing and consummate the Contemplated Transactions;

(ii) receive and give all notices and service of process, make all filings, enter into all Contractual Obligations, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and Actions, authorize payments in respect of any such claims, disputes or Actions, and take all other actions, in each case, with respect to the matters set forth in Section 2.6, Section 2.7, Article IX or Article X or any other Actions directly or indirectly arising out of or relating to this Agreement or the Contemplated Transactions;

(iii) receive and give all notices, make all decisions and take all other actions on behalf of the Sellers in connection with the Escrowed Amount and the escrowed funds, including giving any instructions or authorizations to the Buyer or the Escrow Agent to pay from such escrowed funds any amounts owed by the Sellers pursuant to this Agreement or otherwise in connection with the Contemplated Transactions;

(iv) execute and deliver, should it elect to do so in its good faith discretion, on behalf of the Sellers, any amendment to, or waiver of, any term or provision of this Agreement, or any consent, acknowledgment or release relating to this Agreement; and

(v) take all other actions permitted or required to be taken by or on behalf of the Sellers under this Agreement and exercise any and all rights that the Sellers or the Sellers’ Representative are permitted or required to do or exercise under this Agreement.

(b) Liability. The Sellers’ Representative shall not be held liable by any of the Sellers for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Sellers’ Representative pursuant to this Agreement, except in the case of the Sellers’ Representative’s gross negligence, bad faith or willful misconduct. The Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Seller for any action taken or omitted to be taken in good faith based on such advice. The Sellers will jointly and severally indemnify the Sellers’ Representative from any Losses arising out of its serving as the Sellers’ Representative hereunder, except for Losses arising out of or caused by the Sellers’ Representative’s gross negligence, bad faith or willful misconduct. The Sellers’ Representative is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder, and the Buyer agrees that it will not look to the personal assets of the Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.

(c) Reliance on Appointment; Successor Sellers’ Representative. The Buyer and the other Buyer Indemnified Persons may rely on the appointment and authority of the Sellers’ Representative granted pursuant to this Section 11.4 until receipt of written notice of the appointment of a successor Sellers’ Representative made in accordance with this Section 11.4. In so doing, the Buyer and the other Buyer Indemnified Persons may rely on any and all actions taken by and decisions of the Sellers’ Representative under this Agreement notwithstanding any dispute or disagreement among any of the Sellers or the Sellers’ Representative with respect to any such action or decision without any Liability to, or obligation to inquire of, any Seller, the Sellers’ Representative or any other Person. Any decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all the Sellers and shall be final and binding upon each of the Sellers. At any time after the Closing, with or without cause, by a written instrument that is signed in writing by holders of at least a majority-in-interest of the Sellers (determined by reference to their respective Combined Percentages) and delivered to Buyer, the Sellers may remove and designate a successor Sellers’ Representative.

Section 11.5. Entire Agreement.

(a) This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates expressly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, representations, covenants, or undertakings, other than those expressly provided for herein and therein.

(b) Each party hereto acknowledges that no party has made, and none of its Affiliates or Representatives has made, nor has any party relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company, its business or the Contemplated Transactions, other than those representations, warranties, covenants and agreement explicitly set forth in this Agreement or the Ancillary Agreements.

Section 11.6. Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 11.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 11.8. Governing Law. This Agreement, the rights of the parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.9. Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Subject to the provisions of Sections 2.6, 2.7 and 9.5, each of the parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in The Commonwealth of Massachusetts, or if such Action may not be brought in federal court, the state courts of The Commonwealth of Massachusetts located in the City of Boston for the purpose of any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue. Subject to the provisions of Sections 2.6, 2.7 and 9.5, each of the parties to this Agreement agrees that for any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such party shall bring such Action only in the City of Boston. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each of the parties to this Agreement hereby (i) consents to service of process in any Action among any of the parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by Massachusetts law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(d) Agents. Each of ELT and Costanzo Perlini, to the fullest extent permitted by applicable law, irrevocably and fully waives the defense of an inconvenient forum to the maintenance of any Action as provided in this Section 11.9 and has designated and appointed CT Corporation System, whose address is 155 Federal Street, Suite 700, Boston, MA 02210 (the “Registered Agent”), as its Registered Agent upon whom process may be served in any such Action. Each of ELT and Costanzo Perlini represents that it has notified the Registered Agent of such designation and appointment and that the Registered Agent has accepted the same in writing. Each of ELT and Costanzo Perlini has authorized and directed the Registered Agent to accept such service. Each of ELT and Costanzo Perlini further agrees that service of process upon its Registered Agent and written notice of said service to ELT and Costanzo Perlini, as the case may be, mailed by first class mail or delivered to its Registered Agent shall be deemed in every respect effective service of process upon ELT and Costanzo Perlini, as the case may be, in any such suit or proceeding.

Section 11.10. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting a bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

Section 11.11. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, each of the undersigned has executed this Stock Purchase Agreement as of the date first above written.

THE BUYER:	MERCURY COMPUTER SYSTEMS, INC.

	By:	/s/ Mark Aslett
	Name:	Mark Aslett
	Title:	President and Chief Executive Officer

THE COMPANY:	LNX CORPORATION

	By:	/s/ Lamberto Raffaelli
	Name:	Lamberto Raffaelli
	Title:	President and Chief Executive Officer

SELLERS’ REPRESENTATIVE:

/s/ Lamberto Raffaelli
Lamberto Raffaelli

THE SELLERS:

/s/ Lamberto Raffaelli
Lamberto Raffaelli

ELETTRONICA S.p.A.

	By:	/s/ Roberto Turco
	Name:	Roberto Turco
	Title:	Deputy General Manager & CFO

/s/ David Pozar
David Pozar

/s/ Frederick Schindler
Frederick Schindler

/s/ Michelle Schindler
Michelle Schindler

/s/ Costanzo Perlini
Costanzo Perlini

/s/ Michael Groden
Michael Groden

/s/ Anthony Borghetti
Anthony Borghetti

/s/ Jan Conant
Jan Conant

/s/ Thomas Baird
Thomas Baird

/s/ Suzanne Belanger
Suzanne Belanger

/s/ Michael Hanides
Michael Hanides

/s/ Lawrence Laplante
Lawrence Laplante

/s/ Allen Leno
Allen Leno

/s/ Richard Levesque
Richard Levesque

/s/ Philip Beucler
Philip Beucler